Filed Pursuant to Rule 424(b)(5)

Registration No. 333-211317

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Aggregate Maximum Offering Price	Amount of Registration Fee(1)
Junior Subordinated Notes	$700,000,000	$87,150

(1)	The filing fee, calculated in accordance with Rule 457(r) of the Securities Act of 1933, was transmitted to the Securities and Exchange Commission on February 2, 2018 in connection with the securities offered under Registration Statement File Nos. 333-211317 and 333-211317-01 by means of this prospectus supplement.

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 12, 2016)

Enterprise Products Operating LLC

$700,000,000 5.375% Junior Subordinated Notes F due 2078

Unconditionally Guaranteed on a Subordinated Basis by

Enterprise Products Partners L.P.

This prospectus supplement relates to our offering of subordinated notes, the Junior Subordinated Notes F due 2078, which we refer to as the “notes.”

Unless earlier redeemed, the notes will mature on February 15, 2078. The notes will be redeemable at our option, in whole or in part, on one or more occasions, on or after February 15, 2028 at 100% of their principal amount, plus any accrued and unpaid interest thereon. Prior to February 15, 2028, the notes will be redeemable at the redemption prices described in this prospectus supplement upon the occurrence of certain tax or rating agency events. The notes will bear interest at a fixed rate of 5.375% per year up to, but not including, February 15, 2028. During this period, interest will be payable on the notes semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2018. From, and including, February 15, 2028, the notes will bear interest at a floating rate based on the Three-Month LIBOR Rate (as defined herein) plus 257 basis points (2.57%), reset quarterly. During this period, interest will be payable on the notes quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on May 15, 2028.

So long as no Event of Default has occurred and is continuing, we may defer interest payments on the notes on one or more occasions for up to 10 consecutive years as described in this prospectus supplement. Deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the notes, to the extent permitted by applicable law.

Concurrently with this offering, we are offering senior notes (the “concurrent senior notes offering”) by means of a separate prospectus supplement and not by means of this prospectus supplement. The completion of this offering is not contingent on completion of the concurrent senior notes offering described herein, and the completion of the concurrent senior notes offering is not contingent on the completion of this offering.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange and cannot assure holders that an active after-market for the notes will develop or be sustained or that holders of the notes will be able to sell them at favorable prices or at all.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and on page 3 of the accompanying prospectus.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per note	Total
Public Offering Price(1)	100.000%	$700,000,000
Underwriting Discount	1.000%	$7,000,000
Proceeds to Enterprise Products Operating LLC (before expenses)	99.000%	$693,000,000

(1)	Plus accrued interest from February 15, 2018, if settlement occurs after that date.

The underwriters expect to deliver the notes in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about February 15, 2018.

Joint Book-Running Managers

J.P. Morgan
BofA Merrill Lynch
Deutsche Bank Securities
Scotiabank
DNB Markets
Morgan Stanley
SOCIETE GENERALE
TD Securities

Senior Co-Manager

BBVA

Co-Managers

Barclays	Citigroup	Credit Suisse	Mizuho Securities

MUFG	RBC Capital Markets	SMBC Nikko
SunTrust Robinson Humphrey	US Bancorp	Wells Fargo Securities

The date of this prospectus supplement is February 1, 2018.

Prospectus Supplement

Prospectus

S-i

Important Notice About Information in This

Prospectus Supplement and the Accompanying Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and certain terms of the notes and the guarantee. The second part is the accompanying prospectus, which describes certain terms of the Indenture (as defined under “Description of the Notes”) under which the notes will be issued and which gives more general information, some of which may not apply to this offering of notes.

If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

We expect delivery of the notes will be made against payment therefor on or about February 15, 2018, which is the tenth business day following the date of pricing of the notes (such settlement being referred to as “T+10”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or on any subsequent date that is prior to the second trading day preceding the date on which we deliver the notes to the underwriters for the offering will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

S-ii

SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand our business, the notes and the guarantee. It does not contain all of the information that is important to you. You should read carefully this entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering and our business. You should read “Risk Factors” beginning on page S-13 of this prospectus supplement and page 3 of the accompanying prospectus for more information about important risks that you should consider before making a decision to purchase notes in this offering.

Enterprise Products Partners L.P. (which we refer to as “Enterprise Parent”) conducts substantially all of its business through Enterprise Products Operating LLC (successor to Enterprise Products Operating L.P.) (which we refer to as “Enterprise”) and the subsidiaries and unconsolidated affiliates of Enterprise. Accordingly, in the sections of this prospectus supplement that describe the business of Enterprise and Enterprise Parent, unless the context otherwise indicates, references to “Enterprise,” “us,” “we,” “our” and like terms refer to Enterprise Products Operating LLC together with its wholly owned subsidiaries and Enterprise’s investments in unconsolidated affiliates. Enterprise is the borrower under substantially all of the consolidated company’s credit facilities (except for credit facilities of certain unconsolidated affiliates) and is the issuer of substantially all of the consolidated company’s publicly traded notes, all of which are guaranteed by Enterprise Parent. Enterprise’s financial results do not differ materially from those of Enterprise Parent; the number and dollar amount of reconciling items between Enterprise’s consolidated financial statements and those of Enterprise Parent are insignificant. All financial and operating results presented in this prospectus supplement are those of Enterprise Parent.

The notes are solely obligations of Enterprise and, to the extent described in this prospectus supplement, are guaranteed by Enterprise Parent. Accordingly, in the other sections of this prospectus supplement, including “Summary—The Offering” and “Description of the Notes,” unless the context otherwise indicates, references to “Enterprise,” “us,” “we,” “our” and like terms refer to Enterprise Products Operating LLC and do not include any of its subsidiaries or unconsolidated affiliates or Enterprise Parent. Likewise, in such sections, unless the context otherwise indicates, including with respect to financial and operating information that is presented on a consolidated basis, “Enterprise Parent” and “Parent Guarantor” refer to Enterprise Products Partners L.P. and not its subsidiaries or unconsolidated affiliates.

Enterprise and Enterprise Parent

Overview

We are a leading North American provider of midstream energy services to producers and consumers of natural gas, natural gas liquids (“NGLs”), crude oil, petrochemicals and refined products. Our integrated midstream energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets. Our diversified midstream energy operations include:

•	natural gas gathering, treating, processing, transportation and storage;

•	NGL transportation, fractionation, storage, and import and export terminals (including those used to export liquefied petroleum gas (“LPG”) and ethane);

•	crude oil gathering, transportation, storage and export and import terminals;

•	petrochemical and refined products transportation, storage, export and import terminals, and related services; and

•	a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.

Our assets currently include approximately: 50,000 miles of pipelines; 260 million barrels (“MMBbls”) of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet (“Bcf”) of natural gas storage capacity. In addition, our asset portfolio includes 27 natural gas processing plants, 22 NGL and propylene fractionators, a butane isomerization complex, NGL import and LPG and ethane export terminals, a refined products export terminal, and octane enhancement and high-purity isobutylene production facilities.

For the year ended December 31, 2016 and the nine months ended September 30, 2017, Enterprise Parent had consolidated revenues of $23.0 billion and $20.8 billion, respectively, operating income of $3.6 billion and $2.8 billion, respectively, and net income of $2.6 billion and $2.1 billion, respectively. See “—Recent Developments” for condensed financial highlights regarding our fourth quarter and fiscal year 2017 results (unaudited).

Our principal executive offices, including those of Enterprise Parent, are located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, and our and Enterprise Parent’s telephone number is (713) 381-6500. Enterprise Parent’s website address is www.enterpriseproducts.com. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

Our Business Segments

We currently have four reportable business segments: (i) NGL Pipelines & Services; (ii) Crude Oil Pipelines & Services; (iii) Natural Gas Pipelines & Services; and (iv) Petrochemical & Refined Products Services. Our business segments are generally organized and managed according to the types of services rendered (or technologies employed) and products produced and/or sold. We provide midstream energy services directly and through our subsidiaries and unconsolidated affiliates.

NGL Pipelines & Services. Our NGL Pipelines & Services business segment includes our (i) natural gas processing plants and related NGL marketing activities; (ii) approximately 19,560 miles of NGL pipelines; (iii) NGL and related product storage facilities; and (iv) NGL fractionation. This segment also includes our NGL export docks and related operations. Purity NGL products (ethane, propane, normal butane, isobutane and natural gasoline) are used as feedstocks by the petrochemical industry, as feedstocks by refineries in the production of motor gasoline and as fuel by industrial and residential consumers.

Crude Oil Pipelines & Services. Our Crude Oil Pipelines & Services business segment includes approximately 5,780 miles of crude oil pipelines and related operations, crude oil storage and marine terminals located in Oklahoma and Texas, and our crude oil marketing activities. This segment also includes a fleet of approximately 495 tractor-trailer tank trucks, the majority of which we lease and operate, that are used to transport crude oil for us and third parties.

Natural Gas Pipelines & Services. Our Natural Gas Pipelines & Services business segment includes approximately 19,710 miles of natural gas pipeline systems that provide for the gathering and transportation of natural gas in Colorado, Louisiana, New Mexico, Texas and Wyoming. We lease underground salt dome natural gas storage facilities located in Texas and Louisiana and own an underground salt dome storage cavern in Texas, all of which are important to our natural gas pipeline operations. This segment also includes our related natural gas marketing activities.

Petrochemical & Refined Products Services. Our Petrochemical & Refined Products Services business segment includes: (i) propylene fractionation and related operations, including approximately 795 miles of pipelines; (ii) a butane isomerization complex, associated deisobutanizer units and approximately 70 miles of related pipelines; (iii) octane enhancement and high purity isobutylene production facilities; (iv) refined products pipelines aggregating approximately 4,110 miles, terminals and related marketing activities; and (v) marine transportation.

Recent Developments

Concurrent Senior Notes Offering

Concurrent with this offering, we announced the concurrent senior notes offering, which we expect will price concurrently with the pricing of the notes offered hereby. The senior notes are being offered in the concurrent senior notes offering by means of a separate prospectus supplement and accompanying base prospectus and not by means of this prospectus supplement. The completion of this offering and the completion of the concurrent senior notes offering are not conditioned on each other. We estimate that we will receive net proceeds of approximately $1.981 billion from the concurrent senior notes offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We cannot give any assurance that the concurrent senior notes offering will be completed. We anticipate using the net proceeds from the concurrent senior notes offering for the repayment of debt, including the repayment of amounts outstanding under our commercial paper program and the repurchase or redemption of all or a portion of EPO’s outstanding Junior Subordinated Notes B due January 2068 (the “Junior Subordinated Notes B”), and for general company purposes.

This prospectus supplement is not an offer to sell or a solicitation of an offer to buy the securities being offered in the concurrent senior notes offering.

Condensed Financial Highlights—Fourth Quarter and Fiscal Year 2017 Results (Unaudited)

The following table sets forth selected financial highlights for the periods indicated (dollars in millions, except per unit amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)
Selected Income Statement Data:
Revenues	$8,426.6	$6,478.8	$29,241.5	$23,022.3
Operating income	1,079.4	923.2	3,928.9	3,580.7
Net income	797.3	669.7	2,855.6	2,553.0
Net income attributable to noncontrolling interests	(23.3)	(10.9)	(56.3)	(39.9)
Net income attributable to limited partners	774.0	658.8	2,799.3	2,513.1

Selected Balance Sheet Data at December 31 of each period:
Cash and cash equivalents (unrestricted)			$5.1	$63.1
Total assets			54,418.2	52,194.0
Total debt principal outstanding, including current maturities			24,780.1	23,901.6
Partners’ equity			22,547.2	22,047.0
Noncontrolling interest			213.5	219.0

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)
Gross Operating Margin by Segment:
NGL Pipelines & Services	$871.5	$784.3	$3,258.3	$2,990.6
Crude Oil Pipelines & Services	295.5	220.9	987.2	854.6
Natural Gas Pipelines & Services	178.5	201.3	714.5	734.9
Petrochemical & Refined Products Services	172.0	148.7	714.6	650.6

Total segment gross operating margin(1)	1,517.5	1,355.2	5,674.6	5,230.7

Net adjustment for shipper make-up rights(2)	2.6	2.1	5.8	17.1

Non-GAAP total gross operating margin	$1,520.1	$1,357.3	$5,680.4	$5,247.8

(1)	Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the United States Securities and Exchange Commission (“SEC”).
(2)	Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with guidance from the SEC.

For the year ended December 31, 2017, our equity in income from unconsolidated affiliates was $426.0 million, distributions received from unconsolidated affiliates was approximately $483.0 million, interest expense (including related amortization) was approximately $984.6 million, provision for income taxes was $25.7 million and depreciation, amortization and accretion in costs and expenses was $1,644.0 million. In addition, during 2017, we made sustaining capital expenditures of $243.9 million, received $30.6 million in connection with the monetization of interest rate derivative instruments, and received proceeds from sales of assets of $40.1 million.

The foregoing information has not been audited or reviewed by our independent auditors and is subject to revision as we prepare our audited financial statements as of and for the year ended December 31, 2017. This information is not a comprehensive statement of our financial results for the year ended December 31, 2017, and our actual results may differ materially from these estimates as a result of the completion of our financial closing process, audit adjustments (if any) and other developments arising between now and the time that our financial results for the year ended December 31, 2017 are issued.

Highlights of Fourth Quarter 2017 Results. Net income attributable to limited partners for the fourth quarter of 2017 was $774.0 million compared to $658.8 million for the fourth quarter of 2016. Earnings per unit for the fourth quarter of 2017 was $0.36 per unit on a fully diluted basis compared to $0.31 per unit on a fully diluted basis for the fourth quarter of 2016. Net income for the fourth quarter of 2017 included non-cash asset impairment and related charges totaling $14.6 million or $0.01 per unit on a fully diluted basis, compared to $24.4 million, or $0.01 per unit on a fully diluted basis, for the fourth quarter of 2016.

Revenues for the fourth quarter of 2017 were $8.43 billion compared to $6.48 billion for the same quarter of 2016. The quarter-to-quarter increase in revenues is primarily due to higher commodity prices.

Our NGL, crude oil, refined products and petrochemical pipeline transportation volumes for the fourth quarter of 2017 were 6.0 million barrels per day, which were 14 percent more than volumes for the fourth quarter of 2016. Total natural gas pipeline transportation volumes were 12.9 trillion British thermal units per day (“TBtud”) for the fourth quarter of 2017, which was 13 percent more than volumes for the fourth quarter of 2016. Our NGL, crude oil, refined products and petrochemical marine terminal volumes were 1.7 million barrels per day for the fourth quarter of 2017, which was 25 percent more than volumes for the fourth quarter of 2016. NGL fractionation volumes for the fourth quarter of 2017 increased 2 percent to 863 thousand barrels per day (“MBPD”). Equity NGL production for the fourth quarter of 2016 decreased 2 percent to 153 MBPD and fee-based natural gas processing volumes for the fourth quarter of 2017 decreased 1 percent to 4.3 billion cubic feet per day.

Gross operating margin for the NGL Pipelines & Services segment was $872 million for the fourth quarter of 2017 compared to $784 million for the same quarter in 2016. Gross operating margin from our NGL pipelines and storage business increased $82 million quarter-to-quarter largely due to higher pipeline and export volumes. Gross operating margin from our NGL fractionation business increased $8 million quarter-to-quarter primarily due to higher fees, product blending and fractionation volumes from our Mont Belvieu and Hobbs NGL fractionators. Lastly, gross operating margin from our natural gas processing plants and related NGL marketing activities decreased $3 million quarter-to-quarter primarily due to lower average sales margins and volumes experienced by our NGL marketing business, partially offset by higher average processing margins and insurance proceeds at our gas plants.

Gross operating margin from our Crude Oil Pipelines & Services segment increased to $296 million for the fourth quarter of 2017 from $221 million for the fourth quarter of 2016. This increase was attributable to the addition of our Midland-to-Sealy pipeline, which began commissioning and providing limited services in November 2017, increased pipeline volumes on our South Texas pipelines, higher fees from our EFS Midstream assets and increased loading volumes at our Houston Ship Channel and Beaumont terminals, partially offset by lower sales margins experienced by our crude oil marketing activities.

Gross operating margin from our Natural Gas Pipelines & Services segment was $179 million for the fourth quarter of 2017 compared to $201 million for the fourth quarter of 2016. The $22 million quarter-to-quarter decrease in gross operating margin is primarily due to lower revenues from our Texas Intrastate System, partially offset by higher volumes on our Haynesville and BTA gathering systems. Gross operating margin for the Texas Intrastate System for the fourth quarter of 2016 included the benefit of a $28 million lump sum payment associated with the termination of certain transportation contracts. We acquired the BTA gathering system as part of our acquisition of Azure Midstream Partners, LP in April 2017.

Gross operating margin for the Petrochemical & Refined Products Services segment was $172 million for the fourth quarter of 2017 compared to $149 million for the same quarter of 2016. The $23 million quarter-to-quarter increase is primarily due to downtime and costs at our isomerization facility during the fourth quarter of 2016, lower operating costs and higher sales volumes at our octane enhancement facility and higher transportation fees on our TE Products pipeline and related terminals. These quarter-to-quarter improvements were partially offset by higher operating costs incurred on our Houston and Beaumont terminals due to Hurricane Harvey and higher commissioning costs incurred at our PDH facility.

Non-GAAP Financial Measure. We evaluate segment performance based on our financial measure of gross operating margin. Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, and (iv) general and administrative costs. Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges. Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests. The GAAP financial measure most directly comparable to total gross operating margin is operating income.

The following table reconciles our non-GAAP total gross operating margin amounts to their respective GAAP total operating income amounts for the periods indicated (dollars in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)
Total gross operating margin (non-GAAP)	$1,520.1	$1,357.3	$5,680.4	$5,247.8
Adjustments to reconcile non-GAAP total gross operating margin to GAAP total operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(392.0)	(371.1)	(1,531.3)	(1,456.7)
Subtract non-cash asset impairment and related charges not reflected in gross operating margin	(14.6)	(24.1)	(49.8)	(52.8)
Add net gains attributable to asset sales not reflected in gross operating margin	9.6	0.2	10.7	2.5
Subtract general and administrative costs not reflected in gross operating margin	(43.7)	(39.1)	(181.1)	(160.1)

Total operating income (GAAP)	$1,079.4	$923.2	$3,928.9	$3,580.7

Organizational Structure

The following chart depicts our organizational structure and approximate ownership as of December 31, 2017.

GP = General Partner Interest

LP = Limited Partner Interest

LLC = Limited Liability Company Interest

(1)	Includes Enterprise Parent common units beneficially owned by certain family trusts and other EPCO affiliates. DDLLC, a private affiliate of EPCO that owns 100% of the membership interests in Enterprise GP, and EPCO are each controlled by separate voting trusts. The voting trustees of each of these voting trusts consist of three individuals, currently Randa Duncan Williams, Richard H. Bachmann and Dr. Ralph S. Cunningham. Accordingly, the common units beneficially owned by DDLLC and EPCO are now controlled by each of the respective voting trusts. Ms. Williams also has beneficial ownership in these common units to the extent of her pecuniary interest in DDLLC and EPCO.

The Offering

Issuer	Enterprise Products Operating LLC.

Guarantee	The payment of the principal of, premium, if any, and interest on the notes will be guaranteed, on a junior subordinated basis, pursuant to a guarantee (the “Guarantee”) by Enterprise Parent. See “Description of the Notes—Parent Guarantee.”

Securities Offered	$700,000,000 aggregate principal amount of our Junior Subordinated Notes F due 2078.

The notes will be issued in registered form and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Maturity	February 15, 2078.

Interest Rate	The notes will bear interest at a fixed rate of 5.375% per year from the date they are issued up to, but not including, February 15, 2028 or an earlier redemption date (the “Fixed Rate Period”). The notes will bear interest from, and including, February 15, 2028 up to, but not including, the maturity date or an earlier redemption date (the “Floating Rate Period”) at a floating rate based on the Three-Month LIBOR Rate (as defined herein) plus 257 basis points (2.57%), reset quarterly.

Interest Payment Dates	Subject to our right to defer interest payments as described below, during the Fixed Rate Period interest on the notes will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2018, and, during the Floating Rate Period, interest on the notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on May 15, 2028.

Option to Defer Interest Payments	So long as no Event of Default (as defined herein) has occurred and is continuing, at our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the notes by extending the interest payment period for up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the notes and may choose to do so on more than one occasion. A deferral of interest payments may not extend beyond the maturity date of the notes or end on a day other than an interest payment date.

Any deferred interest on the notes will accrue additional interest at a rate equal to the interest rate then applicable to the notes, to the extent permitted under applicable law. Once we pay all deferred interest payments on the notes, including any additional interest accrued on the deferred interest, we can again defer interest payments on the notes as described above, but not beyond the maturity date of the notes.

We are required to provide to the Trustee (as defined herein) written notice of any optional deferral of interest at least 10 and not more than 60 Business Days (as defined herein) prior to the earlier of (1) the next applicable interest payment date or (2) the date, if any, upon which we are required to give notice of such interest payment date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. The Trustee is required to promptly forward any such notice to each holder of record of the notes.

If we elect to defer interest on the notes for one or more Optional Deferral Periods, the holders of the notes will be required to accrue income for U.S. federal income tax purposes in the amount of the accrued and unpaid interest payments on the notes, in the form of original issue discount, even though cash interest payments are deferred and even though the holders may be cash-basis taxpayers. See “Certain U.S. Federal Income Tax Consequences.”

Certain Restrictions during Optional Deferral Period	During an Optional Deferral Period, we will not be permitted to do any of the following, with certain limited exceptions described below under “Description of the Notes—Certain Limitations During an Optional Deferral Period”:

•	declare or pay any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our equity securities; or

•	make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any of our debt securities (including guarantees) that rank equally with or junior in right of payment to the notes.

Optional Redemption	We may redeem the notes at our option before their maturity:

•	in whole or in part, at any time and from time to time, on or after February 15, 2028 at 100% of their principal amount, plus any accrued and unpaid interest thereon;

•	in whole, but not in part, before February 15, 2028 at 100% of their principal amount, plus any accrued and unpaid interest thereon, if certain changes in tax laws, regulations or interpretations occur; or

•	in whole, but not in part, before February 15, 2028 at 102% of their principal amount, plus any accrued and unpaid interest thereon, if a rating agency makes certain changes in the equity credit criteria for securities such as the notes.

For a more complete description of the circumstances under and the redemption prices at which the notes may be redeemed, see “Description of the Notes—Optional Redemption,” “Description of the Notes—Right to Redeem Upon a Tax Event” and “Description of the Notes—Right to Redeem Upon a Rating Agency Event.”

Ranking; Subordination	Our obligations under the notes are unsecured and rank junior in right of payment to all of our “Senior Indebtedness,” whether presently existing or from time to time hereafter incurred, created, assumed or existing, as defined below under “Description of the Notes—Ranking; Subordination.” As of September 30, 2017, the aggregate principal amount of our Senior Indebtedness was approximately $21.76 billion.

We conduct a significant portion of our operations through our subsidiaries and unconsolidated affiliates, and a significant amount of our assets consists of our ownership interests in such entities. Therefore, our right and, hence, the right of our creditors (including holders of the notes) to participate in any distribution of the assets of any subsidiary of ours, whether upon liquidation, reorganization or otherwise, is structurally subordinated to claims of creditors and preferred and preference equityholders of each subsidiary or affiliate. At September 30, 2017, indebtedness of our consolidated subsidiaries totaled $14.9 million and that of our unconsolidated affiliates totaled $52.2 million.

Events of Default	The following are the Events of Default with respect to the notes:

•	failure to pay principal of, or premium, if any, on or interest on the notes when due at maturity or earlier redemption;

•	failure to pay interest on the notes when due and payable (other than at maturity or upon earlier redemption) that continues for 30 days (subject to our right to optionally defer interest payments); or

•	certain events of bankruptcy, insolvency or reorganization.

Listing	The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange and cannot assure holders that an active after-market for the notes will develop or be sustained or that holders of the notes will be able to sell them at favorable prices or at all.

No Sinking Fund	The notes do not have the benefit of a sinking fund.

Use of Proceeds	We will receive aggregate net proceeds of approximately $691.8 million from the sale of the notes to the underwriters after deducting the underwriting discount and other estimated offering expenses payable by us. We expect to use the net proceeds of this offering for the repurchase or redemption of all or a portion of the Junior Subordinated Notes B and for general company purposes. Affiliates of certain of the underwriters may hold our Junior Subordinated Notes B to be repaid or redeemed with proceeds from this offering and, accordingly, may receive a substantial portion of the proceeds of this offering. Please read “Use of Proceeds” and “Underwriting” in this prospectus supplement.

Book-Entry	The notes will be represented by one or more global securities that will be deposited with a custodian for and registered in the name of

The Depository Trust Company, New York, New York (“DTC”) or its nominee. This means that investors will not receive a certificate for their notes but, instead, will hold their interest through DTC’s system.

Further Issues	We may, without the consent of the holders, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, so that such additional notes, together with the notes offered hereby would be fungible and constitute one and the same series; provided, however, that such additional notes must be fungible with the original notes for U.S. federal income tax purposes.

Governing Law	State of New York.

Trustee	Wells Fargo Bank, National Association.

Risk Factors

An investment in the notes involves risks. A prospective investor should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information in this prospectus supplement and the accompanying prospectus before deciding whether an investment in the notes is suitable for such investor.

Ratio of Earnings to Fixed Charges

Enterprise Parent’s ratio of earnings to fixed charges for each of the periods indicated is as follows:

Year Ended December 31,					For the Nine Months Ended September 30,
2012	2013	2014	2015	2016	2017
3.6x	3.7x	3.8x	3.2x	3.0x	3.1x

For purposes of these calculations, “earnings” is the amount resulting from adding and subtracting the following items:

Add the following, as applicable:

•	consolidated pre-tax income from continuing operations before adjustment for income or loss from equity investees;

•	fixed charges;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.

From the subtotal of the added items, subtract the following, as applicable:

•	interest capitalized;

•	preference security dividend requirements of consolidated subsidiaries; and

•	the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

The term “fixed charges” means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of interest within rental expense; and preference dividend requirements of consolidated subsidiaries.

RISK FACTORS

An investment in our notes involves certain risks. You should carefully consider the risks described below in addition to the risks described under “Risk Factors” in the accompanying prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2016, which report is incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the value of our notes could decline, and you could lose part or all of your investment.

Risks Related to Our Business

Our debt level may limit our future financial and operating flexibility.

On an as adjusted basis after giving effect to this offering, the concurrent senior notes offering and the application of the net proceeds therefrom, as of September 30, 2017, Enterprise Parent had approximately $21.85 billion principal amount of consolidated senior long-term debt outstanding, $3.19 billion in principal amount of junior subordinated debt outstanding and no short-term commercial paper notes outstanding. The amount of our future debt could have significant effects on our operations, including, among other things:

•	a substantial portion of our cash flow could be dedicated to the payment of principal and interest on our future debt and may not be available for other purposes, including the payment of distributions on the Enterprise Parent common units and capital expenditures;

•	credit rating agencies may take a negative view of our consolidated debt level;

•	covenants contained in our existing and future credit and debt agreements will require us to continue to meet financial tests that may adversely affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	we may be at a competitive disadvantage relative to similar companies that have less debt; and

•	we may be more vulnerable to adverse economic and industry conditions as a result of our significant debt level.

Our public debt indentures currently do not limit the amount of future indebtedness that we can incur, assume or guarantee. Although our credit agreements restrict our ability to incur additional debt above certain levels, any debt we may incur in compliance with these restrictions may still be substantial.

Our credit agreements and each of the indentures related to our public Senior Indebtedness instruments include traditional financial covenants and other restrictions. For example, Enterprise Parent is prohibited from making distributions to its partners if such distributions would cause an event of default or otherwise violate a covenant under our credit agreements. A breach of any of these restrictions by us or Enterprise Parent could permit our lenders or noteholders, as applicable, to declare all amounts outstanding under these debt agreements to be immediately due and payable and, in the case of our credit agreements, to terminate all commitments to extend further credit.

Our ability to access capital markets to raise capital on favorable terms could be affected by our debt level, when such debt matures, and by prevailing market conditions. Moreover, if the rating agencies were to downgrade our credit ratings, we could experience an increase in our borrowing costs, difficulty accessing capital markets and/or a reduction in the market price of Enterprise Parent’s common units. Such a development could adversely affect our ability to obtain financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness. If we are unable to access the capital markets on favorable terms in the future, we might be forced to seek extensions for some of our short-term debt obligations or to refinance some of our debt obligations through bank credit, as opposed to long-term public debt securities or equity securities. The price and terms upon which we might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements. Any such arrangements could, in turn, increase the risk that our leverage may adversely affect our future financial and operating flexibility.

Risks Related to the Notes

The notes are contractually subordinated in right of payment to substantially all of our other debt, and the indenture governing the notes does not limit the aggregate amount of indebtedness that may be issued by us.

Our obligations under the notes are contractually subordinate and junior in right of payment to all of our Senior Indebtedness. This means that we cannot make any payments on the notes until all holders of Senior Indebtedness have been paid in full, or provision has been made for such payment, if such Senior Indebtedness is in default (subject to certain exceptions for grace periods and waivers).

The indenture under which the notes will be issued does not limit the aggregate amount of Senior Indebtedness that may be issued by us. As of September 30, 2017, the aggregate principal amount of our Senior Indebtedness was approximately $21.76 billion. We conduct a significant portion of our operations through our subsidiaries and unconsolidated affiliates, and a significant amount of our assets consists of our ownership interests in such entities. At September 30, 2017, indebtedness of our consolidated subsidiaries totaled $14.9 million and that of our unconsolidated affiliates totaled $52.2 million. Therefore, our right and, hence, the right of our creditors (including holders of notes) to participate in any distribution of the assets of any subsidiary of us, whether upon liquidation, reorganization or otherwise, is structurally subordinate to the claims of creditors and preferred and preference equityholders of each subsidiary or affiliate. As of September 30, 2017, on a consolidated basis, we had approximately $24.72 billion of outstanding debt (including securities due within one year). See “Capitalization.”

We may elect to defer interest payments on the notes at our option for one or more periods of up to 10 consecutive years. This may affect the market price of the notes.

We may elect at our option to defer payment of all or part of the current and accrued interest otherwise due on the notes for up to 10 consecutive years, as described under “Description of the Notes—Option to Defer Interest Payments” in this prospectus supplement. At the end of an Optional Deferral Period, if all amounts due are paid, we could start a new Optional Deferral Period of up to 10 consecutive years. During any Optional Deferral Period, interest on the notes would be deferred but would accrue additional interest at a rate equal to the interest rate then applicable to the notes, to the extent permitted by applicable law. No Optional Deferral Period may extend beyond the maturity date or redemption date, if earlier, of the notes. If we exercise this interest deferral right, the notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the notes or that is otherwise less than the price at which the notes may have been traded if we had not exercised such right. In addition, as a result of our right to defer interest payments, the market price of the notes may be more volatile than other securities that are not subject to these rights.

Holders of the notes may have to pay taxes on interest before they receive payments from us.

If we defer interest payments on the notes, a holder will be required to accrue interest income for U.S. federal income tax purposes in respect of such holder’s proportionate share of the accrued but unpaid interest on the notes, even if such holder normally reports income when received. As a result, a holder will be required to include the accrued interest in gross income for U.S. federal income tax purposes before receiving payment of the interest. If a holder sells its notes before the record date for the first interest payment after an

Optional Deferral Period, the accrued interest will be paid to the holder of record on the record date, and the holder will never receive the cash from us related to the accrued interest that was reported for tax purposes. Holders should consult with their own tax advisor regarding the tax consequences of an investment in the notes.

For more information regarding the tax consequences of purchasing the notes, see “Certain U.S. Federal Income Tax Consequences.”

An active trading market for the notes may not develop, and any such market may be illiquid.

The notes constitute a new issue of securities with no established trading market. We do not intend to apply to list the notes on any securities exchange. The liquidity of any trading market in the notes that may develop, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure holders that an active after-market for the notes will develop or be sustained or that holders of the notes will be able to sell their notes at favorable prices or at all.

Rating agencies may change their practices for rating the notes, which change may affect the market price of the notes. In addition, we may redeem the notes if a rating agency makes certain changes in the equity credit methodology for securities such as the notes.

The rating agencies that currently or may in the future publish a rating for us, including Moody’s Investors Service, Inc., S&P Global Ratings and Fitch Ratings, Inc., may, from time to time in the future, change the way they analyze securities with features similar to the notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the notes. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the notes are subsequently lowered, that could have a negative impact on the trading price of the notes. In addition, we may redeem the notes before February 15, 2028 at our option, in whole, but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the notes. See “Description of the Notes—Right to Redeem Upon a Rating Agency Event” in this prospectus supplement.

Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the value of the notes.

Regulators and law enforcement agencies in the United Kingdom and elsewhere are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association (the “BBA”) in connection with the calculation of daily LIBOR may have been underreporting or otherwise manipulating or attempting to manipulate LIBOR. A number of BBA member banks have entered into settlements with their regulators and law enforcement agencies with respect to this alleged manipulation of LIBOR.

Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. At this time, it is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for LIBOR-based securities, including the notes.

Under the terms of the notes, the interest rate for each interest period during the Floating Rate Period is based on Three-Month LIBOR Rate. If the calculation agent is unable to determine Three-Month LIBOR Rate based on screen-based reporting of that base rate, and if the Calculation Agent is also unable to obtain suitable quotations for Three-Month LIBOR Rate from reference banks, then the Calculation Agent will determine three-month LIBOR after consulting such sources as it deems comparable or reasonable. In addition, if the

Calculation Agent determines that Three-Month LIBOR Rate has been discontinued, then the Calculation Agent will determine whether to calculate the relevant interest rate using a substitute or successor base rate that it has determined in its sole discretion is most comparable to Three-Month LIBOR Rate; provided that if the Calculation Agent determines there is an industry-accepted successor base rate, the Calculation Agent will use that successor base rate. In such instances, the Calculation Agent in its sole discretion may determine what business day convention to use, the definition of Business Day and London Business Day, the LIBOR Interest Determination Date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate, with respect to the calculation of interest on the notes during the Floating Rate Period. Any of the foregoing determinations or actions by the Calculation Agent could result in adverse consequences to the applicable interest rate on the notes during the Floating Rate Period, which could adversely affect the return on, value of and market for the notes.

If Enterprise Parent were treated as a corporation for U.S. federal income tax purposes or we or Enterprise Parent were subject to a material amount of entity-level taxation for state tax purposes, the cash available for payment on the notes would be substantially reduced.

Current law may change so as to cause Enterprise Parent to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us or Enterprise Parent to a material amount of entity-level taxation. If Enterprise Parent were treated as a corporation for U.S. federal income tax purposes, it would pay U.S. federal income tax on its taxable income at the corporate tax rate and it likely would pay state taxes as well. Because a tax would be imposed upon it as a corporation, the cash available for payment on the notes (in its capacity as guarantor) would be substantially reduced. Therefore, treatment of Enterprise Parent as a corporation would result in a material reduction in its anticipated cash flows and could cause a reduction in the value of the notes.

Final Treasury Regulations under Section 7704(d)(1)(E) of the Internal Revenue Code interpret the scope of qualifying income requirements for publicly traded partnerships by providing industry-specific guidance. Enterprise Parent does not believe the final Treasury Regulations affect its ability to be treated as a partnership for federal income tax purposes.

In addition, at the state level, several states have been evaluating ways to subject partnerships and limited liability companies to entity-level taxation through the imposition of state income, franchise, capital, and other forms of business taxes. We currently own property or do business in a substantial number of states, many of which impose some form of tax obligation on us. Imposition of any of these taxes in jurisdictions in which we own assets or conduct business or an increase in the existing tax rates would reduce the cash available for payment on the notes.

If the Internal Revenue Service (“IRS”) makes audit adjustments to our or Enterprise Parent’s income tax returns for tax years beginning after December 31, 2017, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustments directly from us or Enterprise Parent, in which case our or Enterprise Parent’s ability to service our debt (including the notes) and pay operating expenses could be negatively impacted.

Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to income tax returns of entities treated as partnerships for federal income tax purposes, including us and Enterprise Parent, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustments directly from the entity. To the extent possible under the new rules, our managing member may elect to either pay such taxes, penalties and interest directly to the IRS or, if we are eligible, issue a revised Schedule K-1 to our members, including Enterprise Parent, with respect to an audited and adjusted return. The general partner of Enterprise Parent may also make such an election, including with respect to taxes, penalties and interest attributable to a revised Schedule K-1 from us, to either pay the taxes, penalties and interest directly to the IRS or, if it is eligible, issue a revised Schedule K-1 to each unitholder and former unitholder of Enterprise Parent with respect to an audited and adjusted return. There can be no assurance that such elections will be practical, permissible or effective in all circumstances. If, as a result of any such audit adjustment, we or Enterprise Parent make payments of taxes, penalties and interest, our cash available for servicing debt and satisfying operating expenses might be substantially reduced.

USE OF PROCEEDS

We will receive aggregate net proceeds of approximately $691.8 million from the sale of the notes to the underwriters after deducting the underwriting discount and other estimated offering expenses payable by us. We expect to use the net proceeds of this offering for the repurchase or redemption of all or a portion of the Junior Subordinated Notes B and for general company purposes.

As of January 31, 2018, we had $682.7 million in principal amount of our Junior Subordinated Notes B outstanding, which bear interest at a rate equal to the greater of 7.034% or a variable rate reset quarterly and based on 3-month LIBOR plus 2.680%.

Affiliates of certain of the underwriters may hold our Junior Subordinated Notes B to be repaid or redeemed with proceeds from this offering and, accordingly, may receive a substantial portion of the net proceeds of this offering. Please read “Underwriting—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth Enterprise Parent’s cash and cash equivalents and capitalization as of September 30, 2017:

•	on a consolidated historical basis; and

•	on an as adjusted basis to give effect to (i) the issuance of the notes in this offering and the application of the net proceeds therefrom as described in “Use of Proceeds,” and (ii) the issuance of senior notes pursuant to the concurrent senior notes offering and the application of the net proceeds therefrom as described in “Summary—Recent Developments—Concurrent Senior Notes Offering,” which offering is not conditioned on the closing of this offering, and the closing of this offering is not conditioned on the closing of such offering.

The historical data in the table below should be read in conjunction with Enterprise Parent’s consolidated historical financial statements, including the accompanying notes, incorporated by reference in this prospectus supplement. You should read Enterprise Parent’s financial statements and accompanying notes that are incorporated by reference in this prospectus supplement for additional information regarding Enterprise Parent’s capital structure. Except as noted above, the historical and as adjusted data below do not reflect events after September 30, 2017.

	As of September 30, 2017
	Historical	As Adjusted(4)
	(Unaudited) (Dollars in Millions)
Cash and cash equivalents	$32.9	$115.4

Debt (including current maturities):
Enterprise senior debt obligations:
Commercial Paper Notes, variable rates(1)	$1,910.0	$—
Senior Notes V, 6.65% fixed-rate, due April 2018	349.7	349.7
Senior Notes OO, 1.65% fixed-rate, due May 2018	750.0	750.0
364-Day Revolving Credit Agreement, variable-rate, due September 2018(2)	—	—
Senior Notes N, 6.50% fixed-rate, due January 2019	700.0	700.0
Senior Notes LL, 2.55% fixed-rate, due October 2019	800.0	800.0
Senior Notes Q, 5.25% fixed-rate, due January 2020	500.0	500.0
Senior Notes Y, 5.20% fixed-rate, due September 2020	1,000.0	1,000.0
Senior Notes RR, 2.85% fixed-rate, due April 2021	575.0	575.0
Senior Notes CC, 4.05% fixed-rate, due February 2022	650.0	650.0
Multi-Year Revolving Credit Facility, variable-rate, due September 2022(3)	—	—
Senior Notes HH, 3.35% fixed-rate, due March 2023	1,250.0	1,250.0
Senior Notes JJ, 3.90% fixed-rate, due February 2024	850.0	850.0
Senior Notes MM, 3.75% fixed-rate, due February 2025	1,150.0	1,150.0
Senior Notes PP, 3.70% fixed-rate, due February 2026	875.0	875.0
Senior Notes SS, 3.95% fixed-rate, due February 2027	575.0	575.0
Senior Notes D, 6.875% fixed-rate, due March 2033	500.0	500.0
Senior Notes H, 6.65% fixed-rate, due October 2034	350.0	350.0
Senior Notes J, 5.75% fixed-rate, due March 2035	250.0	250.0
Senior Notes W, 7.55% fixed-rate, due April 2038	399.6	399.6
Senior Notes R, 6.125% fixed-rate, due October 2039	600.0	600.0
Senior Notes Z, 6.45% fixed-rate, due September 2040	600.0	600.0
Senior Notes BB, 5.95% fixed-rate, due February 2041	750.0	750.0
Senior Notes DD, 5.70% fixed-rate, due February 2042	600.0	600.0
Senior Notes EE, 4.85% fixed-rate, due August 2042	750.0	750.0
Senior Notes GG, 4.45% fixed-rate, due February 2043	1,100.0	1,100.0

	As of September 30, 2017
	Historical	As Adjusted(4)
	(Unaudited) (Dollars in Millions)
Senior Notes II, 4.85% fixed-rate, due March 2044	1,400.0	1,400.0
Senior Notes KK, 5.10% fixed-rate, due February 2045	1,150.0	1,150.0
Senior Notes QQ, 4.90% fixed-rate, due May 2046	975.0	975.0
Senior Notes NN, 4.95% fixed-rate, due October 2054	400.0	400.0
Senior Notes TT, 2.80% fixed-rate, due February 2021 (the “2021 notes”)(4)	—	750.0
Senior Notes UU, 4.25% fixed-rate, due February 2048 (the “2048 notes”)(4)	—	1,250.0
TEPPCO senior debt obligations(5):
TEPPCO Senior Notes, 6.65% fixed-rate, due April 2018	0.3	0.3
TEPPCO Senior Notes, 7.55% fixed-rate, due April 2038	0.4	0.4

Total principal amount of senior debt obligations	21,760.0	21,850.0
Enterprise Junior Subordinated Notes A, fixed/variable-rate, due August 2066	521.1	521.1
Enterprise Junior Subordinated Notes C, fixed/variable-rate, due June 2067	256.4	256.4
Enterprise Junior Subordinated Notes B, fixed/variable-rate, due January 2068	682.7	—
EPO Junior Subordinated Notes D, fixed/variable-rate, due August 2077	700.0	700.0
EPO Junior Subordinated Notes E, fixed/variable-rate, due August 2077	1,000.0	1,000.0
EPO Junior Subordinated Notes F, fixed/variable-rate, due February 2078	—	700.0
TEPPCO Junior Subordinated Notes, fixed/variable-rate, due June 2067	14.2	14.2

Total principal amount of senior and junior debt obligations	24,934.4	25,041.7

Total other, non-principal amounts	(214.5)	(231.4)

Total debt obligations, including current maturities	24,719.9	24,810.3

Equity:
Partners’ equity	22,330.6	22,322.7
Noncontrolling interest	218.3	218.3

Total equity	22,548.9	22,541.0

Total debt and equity	$47,268.8	$47,351.3

(1)	As of January 31, 2018, we had $1.8 billion in principal amount of short-term notes outstanding under our commercial paper program, which had a weighted-average maturity of 30 days.
(2)	As of January 31, 2018, we had no borrowings outstanding under our 364-day credit agreement.
(3)	As of January 31, 2018, we had no borrowings outstanding under our multi-year revolving credit facility.
(4)	The closing of this offering is not conditioned on the closing of the concurrent senior notes offering, and the concurrent senior notes offering is not conditioned on the closing of this offering.
(5)	Enterprise Parent acts as guarantor of the consolidated debt obligations of Enterprise with the exception of the remaining debt obligations of TEPPCO Partners, L.P. (“TEPPCO”). If we were to default on any of our guaranteed debt, Enterprise Parent would be responsible for full repayment of that obligation.

DESCRIPTION OF THE NOTES

Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the junior subordinated notes set forth in the accompanying prospectus under the caption “Description of Debt Securities.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Indenture (as defined below).

General

The notes will be issued as a series of junior subordinated notes under an Indenture dated as of October 4, 2004, as amended and supplemented by the Tenth Supplemental Indenture thereto, dated as of June 30, 2007, and as further amended and supplemented by the Thirty-First Supplemental Indenture, to be dated the date of the closing of this offering (such indenture, as so amended and supplemented being referred to herein as the “Indenture”), among us, the Parent Guarantor and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The notes will initially be issued in the aggregate principal amount of $700.0 million. We may, at any time and without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes (except for the public offering price and issue date and the initial interest accrual date and initial interest payment date, if applicable); provided, however, that such additional notes must be fungible with the original notes for U.S. federal income tax purposes. Any additional notes having such similar terms, together with the notes offered hereby, will be fungible and constitute a single series of junior subordinated notes under the Indenture.

Unless earlier redeemed, the entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 15, 2078. The notes are not subject to any sinking fund provision. The notes are available for purchase in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest

Fixed Rate Period

The notes will bear interest at 5.375% per year during the Fixed Rate Period. Subject to our right to defer interest payments as described below, interest on the notes will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2018. The amount of interest payable for any semi-annual interest accrual period during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Floating Rate Period

The notes will bear interest during the Floating Rate Period at the Three-Month LIBOR Rate plus 257 basis points (2.57%), reset quarterly. Subject to our right to defer interest payments as described below, interest on the notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year beginning on May 15, 2028. Each of such interest payment dates is also referred to herein as a “LIBOR Rate Reset Date,” except that the first LIBOR Rate Reset Date will occur on February 15, 2028. The amount of interest payable for any quarterly interest accrual period during the Floating Rate Period will be computed on the basis of the actual number of days elapsed during that quarterly interest period (determined by including the first day of the interest period and excluding the last day) divided by 360.

See “—Determining the Floating Rate” and “Risk Factors—Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the value of the notes.”

General

Interest on the notes will be payable to the person in whose name such note is registered at the close of business (i) on the Business Day immediately preceding each interest payment date if the notes are in book-entry only form or (ii) on the 15th calendar day preceding such interest payment date if the notes are not in book-entry only form (whether or not a Business Day), provided that interest payable at maturity or on a redemption date will be paid to the person to whom principal is payable. If interest payments are deferred or otherwise not paid, they will accrue and compound until paid at a rate equal to the interest rate then applicable to the notes. In this prospectus supplement, the term “interest” includes interest payments and interest on interest payments accrued but not paid on the applicable interest payment date.

“Business Day” means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Trustee’s corporate trust office is closed for business.

During the Fixed Rate Period, if an interest payment date or a redemption date of the notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the interest payment date or the redemption date, as applicable.

During the Floating Rate Period, if any interest payment date, other than a redemption date or the maturity date of the notes, falls on a day that is not a Business Day, the interest payment date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the interest payment date will be the immediately preceding Business Day. Also, if a redemption date or the maturity date of the notes falls on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the redemption date or the maturity date, as applicable. During the Floating Rate Period, if any LIBOR Rate Reset Date falls on a day that is not a Business Day, the LIBOR Rate Reset Date will be postponed to the next day that is a Business Day, except that if that Business Day is in the next succeeding calendar month, the LIBOR Rate Reset Date will be the immediately preceding Business Day. During the Floating Rate Period, the interest rate in effect on any LIBOR Rate Reset Date will be the applicable interest rate as reset on that date, and the interest rate applicable to any other day will be the interest rate as reset on the immediately preceding LIBOR Rate Reset Date.

Determining the Floating Rate

The “Three-Month LIBOR Rate” means the rate determined in accordance with the following provisions:

On the LIBOR Interest Determination Date (as defined below), the Calculation Agent (as defined below) will determine the Three-Month LIBOR Rate which will be the rate for deposits in U.S. dollars having a three-month maturity which appears on the Reuters Page LIBOR01 (as defined below) as of 11:00 a.m., London time, on the LIBOR Interest Determination Date.

If three-month LIBOR has been discontinued, then the Calculation Agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to three-month LIBOR. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the business day convention, the definition of Business Day and LIBOR Business Day, the LIBOR Interest Determination Date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant Business Day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the provisions of the following paragraph will apply.

If no rate appears on Reuters Page LIBOR01 on the LIBOR Interest Determination Date, the Calculation Agent will request the principal London offices of four major reference banks in the London Inter-Bank Market to provide it with their offered quotations for deposits in U.S. dollars in a principal amount of not less than $1,000,000 for the period of three months, commencing on the LIBOR Rate Reset Date, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of those quotations. If fewer than two quotations are provided, then the Three-Month LIBOR Rate will be the average (rounded, if necessary, to the nearest one hundredth (0.01) of a percent) of the rates quoted at approximately 11:00 a.m., Eastern Time, on the LIBOR Interest Determination Date by three major banks in New York City selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount of not less than $1,000,000. If the banks selected by the Calculation Agent are not providing quotations in the manner described by this paragraph, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate three-month LIBOR or any of the foregoing lending rates, shall determine the rate for the quarterly interest period following the LIBOR Interest Determination Date in its sole discretion.

“Reuters Page LIBOR01” means the display designated as Reuters LIBOR01 on the Reuters service (or such other page as may replace the Reuters Page LIBOR01 on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits).

“LIBOR Interest Determination Date” means the second LIBOR Business Day (as defined below) preceding each LIBOR Rate Reset Date.

“LIBOR Business Day” means any Business Day on which dealings in deposits in U.S. dollars are transacted in the London Inter-Bank market.

“Calculation Agent” means a banking institution or trust company to be appointed by us to act as calculation agent prior to the commencement of the Floating Rate Period or, if we are unable to make such appointment on commercially reasonable terms, us.

Option to Defer Interest Payments

So long as no Event of Default under the Indenture has occurred and is continuing, at our option, we may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the notes by extending the interest payment period for up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the maturity date of the notes or end on a day other than an interest payment date. Any deferred interest on the notes will accrue additional interest at the interest rate then applicable to the notes from the applicable interest payment date to the date of payment (such deferred interest and additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest will be due and payable on the notes until the end of an Optional Deferral Period, except upon a redemption of the notes during such Optional Deferral Period.

At the end of an Optional Deferral Period or on any redemption date, we will be obligated to pay all accrued and unpaid interest, including any Additional Interest. Once we pay all accrued and unpaid interest payments on the notes, including any Additional Interest, we can again defer interest payments on the notes as described above, but not beyond the maturity date of the notes.

We are required to provide to the Trustee written notice of any optional deferral of interest at least 10 and not more than 60 Business Days prior to the earlier of (1) the next applicable interest payment date or (2) the date, if any, upon which it is required to give notice of such interest payment date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. In addition, we are required to deliver to the Trustee an officers’ certificate stating that no default or Event of Default shall have occurred and be continuing. Subject to receipt of the officers’ certificate, the Trustee is required to promptly forward such notice to each holder of record of the notes.

Certain Limitations During an Optional Deferral Period

During an Optional Deferral Period, subject to the exceptions noted below, we shall not:

•	declare, pay or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our equity securities, or

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by us that rank equally with or junior to the notes.

None of the foregoing, however, shall restrict:

•	any of the actions described in the preceding sentence resulting from any reclassification of our equity securities or the exchange or conversion of one class or series of our equity securities for another class or series of our equity securities;

•	the purchase of fractional interests in our equity securities pursuant to the conversion or exchange provisions of such equity security or the security being converted or exchanged;

•	payments or distributions payable in our equity securities;

•	redemptions, purchases or other acquisitions of our equity securities in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of us or any of our subsidiaries or in connection with a dividend reinvestment plan; or

•	any declaration of a distribution in connection with implementation of any rights plan, or the issuance of rights, equity security or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.

Optional Redemption

At any time and from time to time on or after February 15, 2028, the notes will be subject to redemption at our option in whole or in part upon not less than 10 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest (including any Additional Interest) on the notes being redeemed to the redemption date.

We may also redeem the notes before February 15, 2028 (i) in whole, but not in part, if certain changes in tax laws, regulations or interpretations occur, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Tax Event” and (ii) in whole, but not in part, if a rating agency makes certain changes in the equity credit criteria for securities such as the notes, at the redemption price and under the circumstances described below under “—Right to Redeem Upon a Rating Agency Event.”

If notice of redemption is given as aforesaid, the notes to be redeemed will, on the redemption date, become due and payable at the redemption price together with any accrued and unpaid interest thereon, and from and after such date (unless we have defaulted in the payment of the redemption price and accrued interest) the notes shall cease to bear interest. See “Description of our Debt Securities” in the accompanying prospectus.

Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we and our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in the open market or by private agreement.

Right to Redeem Upon a Tax Event

Before February 15, 2028, we may redeem, upon a redemption notice, in whole but not in part, the notes following the occurrence of a Tax Event (as defined below), at 100% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date.

A “Tax Event” happens when we have received an opinion of counsel experienced in tax matters that, as a result of:

•	any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

•	an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

•	any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

•	a threatened challenge asserted in writing in connection with our audit or an audit of any of our subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly-known after the date of the original issuance of the notes, there is more than an insubstantial risk that interest payable by us on the notes is not deductible, or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes.

Right to Redeem Upon a Rating Agency Event

Before February 15, 2028, we may redeem, upon a redemption notice, in whole but not in part, the notes following the occurrence of a Rating Agency Event (as defined below), at 102% of their principal amount plus any accrued and unpaid interest thereon (including any Additional Interest) to the redemption date.

“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities such as the notes on the date of original issuance of the notes (the “current methodology”), which change either (i) shortens the period of time during which equity credit pertaining to the notes would have been in effect had the current methodology not been changed or (ii) reduces the amount of equity credit assigned to the notes as compared with the amount of equity credit that such rating agency had assigned to the notes as of the date of original issuance thereof.

Ranking; Subordination

The notes will rank pari passu in right of payment with the following subordinated debt securities (our “Existing Subordinated Notes”):

•	Junior Subordinated Notes A, fixed/variable-rate, due August 2066;

•	Junior Subordinated Notes C, fixed/variable-rate, due June 2067;

•	Junior Subordinated Notes B, fixed/variable-rate, due January 2068;

•	Junior Subordinated Notes D, fixed/variable-rate, due August 2077; and

•	Junior Subordinated Notes E, fixed/variable-rate, due August 2077.

Our payment obligations under the notes will, to the extent provided in the Indenture, be subordinated to the prior payment in full of all of our present and future Senior Indebtedness, as defined below. The notes will rank senior in right of payment to all of our present and future equity securities.

The holders of our Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before holders of the notes will receive any payment of principal, premium or interest with respect to the notes:

•	upon any payment or distribution of our assets to our creditors in connection with our total or partial liquidation or dissolution; or

•	in a bankruptcy, receivership or similar proceeding relating to us or our property.

In these circumstances, until our Senior Indebtedness is paid in full, any distribution to which holders of notes would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive units representing limited partner interests and debt securities that are subordinated to Senior Indebtedness to at least the same extent as the notes.

If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to the notes;

•	make any deposit for the purpose of defeasance of the notes; or

•	purchase, redeem or otherwise retire any of the notes,

unless, in any case,

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full; or

•	we and the Trustee receive written notice approving the payment from the representatives of each issue of Designated Senior Indebtedness (as defined below).

During the continuance of any Senior Indebtedness default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not make payments on the notes for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period, and will expire 179 days thereafter.

Generally, “Designated Senior Indebtedness” will include any issue of Senior Indebtedness of at least $100 million and any issue of Senior Indebtedness designated by us or Enterprise Parent at the time of issuance as Designated Senior Indebtedness.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of Designated Senior Indebtedness shall have accelerated the maturity of the Senior Indebtedness, we may resume payments on the notes after the expiration of the Payment Blockage Period.

If (1) we do not pay principal, premium or interest with respect to Senior Indebtedness within any applicable grace period, (2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms or (3) we receive a Blockage Notice, then, notwithstanding any notice requirements necessary to invoke an Optional Deferral Period, we may elect to defer payment of all or part of the current and accrued interest otherwise due on the notes on an interest payment date by giving notice to the Trustee of such election not later than the time we must remit payment of interest on the notes to the Trustee on such interest payment date. Any such notice will be forwarded promptly by the Trustee to each holder of record of the notes. However, we may only exercise this right if we are otherwise entitled to elect to optionally defer payment of interest on the notes as described under “—Optional Deferral of Interest.”

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the notes are paid in full, holders of the notes will be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

Because of the subordination, in the event of our insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the notes.

The term “Senior Indebtedness” as used in this section includes our obligations in respect of the principal of, any interest and premium, if any, on and any other payments in respect of any of the following, whether currently outstanding or hereafter created or incurred:

•	indebtedness for borrowed money;

•	indebtedness evidenced by securities, bonds, notes and debentures, including any of the same that are subordinated in right of payment (other than the notes), issued under credit agreements, indentures or other similar instruments, and other similar instruments;

•	obligations arising from or with respect to guarantees and direct credit substitutes (other than the Guarantee);

•	obligations arising from or with respect to hedges and derivative products (including, but not limited to, interest rate, commodity and foreign exchange contracts);

•	capitalized lease obligations;

•	obligations arising from or with respect to any letter of credit, banker’s acceptance, security purchase facility, cash management arrangement, or similar credit transactions;

•	operating leases (but only to the extent the terms of such leases expressly provide that the same constitute “Senior Indebtedness”);

•	guarantees of any of the foregoing; and

•	any modifications, refundings, deferrals, renewals or extensions of any of the foregoing or any other evidence of indebtedness issued in exchange therefor,

but does not include our obligations in respect of:

•	trade accounts payable;

•	any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business to the extent that the same is incurred from, and owed to, the vendor of such goods or materials or the provider of such services;

•	any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the notes;

•	indebtedness owed by us to our majority-owned subsidiaries; and

•	our Existing Subordinated Notes.

The obligations under the notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries and unconsolidated affiliates. In the event of an insolvency, liquidation, bankruptcy proceeding or other reorganization of any such entity, all of the existing and future liabilities of such entity, including any claims of lessors under capital and operating leases, trade creditors and holders of preferred stock or units of that entity have the right to be satisfied prior to receipt by us of any payment on account of our status as an equity owner of such entity. At September 30, 2017, the direct indebtedness of Enterprise that is senior to the notes totaled approximately $21.76 billion of principal, and the direct indebtedness of Enterprise that is pari passu with the notes (i.e., subordinated debt) totaled approximately $3.17 billion of principal. At September 30, 2017, the indebtedness of our subsidiaries and unconsolidated affiliates totaled approximately $67.1 million of principal. Moreover, the Indenture does not limit our ability or the ability of our subsidiaries or unconsolidated affiliates to incur additional indebtedness and other obligations, including indebtedness and other obligations that rank senior in priority of payment to or pari passu with the notes.

Certain Covenants

No Limitations on Liens. Holders of the notes will not have the benefit of and will not be entitled to enforce the covenant in the Indenture restricting the ability of the Parent Guarantor, Enterprise and their respective majority-owned subsidiaries to, create, assume, incur or suffer to exist any mortgage, lien, security interest, pledge, charge or other encumbrance other than Permitted Liens, as described in “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

No Restriction on Sale-Leasebacks. Holders of the notes will not have the benefit of and will not be entitled to enforce the covenant in the Indenture restricting the ability of the Parent Guarantor, Enterprise and their respective majority-owned subsidiaries to enter into Sale-Leaseback Transactions, as described in “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Merger, Consolidation or Sale of Assets. Each of the Parent Guarantor and Enterprise will be subject to the restriction in the Indenture governing its ability to consolidate with or sell, lease, convey all or substantially all of its assets to, or merge with or into, any partnership, limited liability company or corporation, as described in “Description of Debt Securities—Certain Covenants” in the accompanying prospectus.

Non-Recourse Obligation

The notes are obligations of Enterprise and, to the extent provided in the Guarantee, are guaranteed by Enterprise Parent. Pursuant to the Indenture, holders of the notes will not have recourse against our general partner, the general partner of Enterprise Parent, any other partner of, or other person that owns an equity interest directly or indirectly in, us, Enterprise Parent or such general partners or against any of their respective past, present or future directors, managers, officers, employees, agents, members or partners. In addition, holders of the notes by their purchase and holding thereof acknowledge the separateness of us, Enterprise Parent and our respective general partners from each other and from any other persons, including Enterprise GP Holdings L.P. and its affiliates and EPCO, Inc. and its affiliates and that we, Enterprise Parent and our respective general partners have assets and liabilities that are separate from those of other persons, including Enterprise GP Holdings L.P. and its affiliates and EPCO Inc. and its affiliates.

Events of Default

The following are the “Events of Default” with respect to the notes, which are modified from the events of default described in the accompanying prospectus:

•	failure to pay principal of, or premium, if any, on or interest on the notes when due at maturity or earlier redemption;

•	failure to pay interest on the notes (including Additional Interest) when due and payable (other than at maturity or upon earlier redemption) that continues for 30 days (subject to our right to optionally defer interest payments); or

•	certain events of bankruptcy, insolvency or reorganization involving us or Enterprise Parent.

With respect to the notes, the term “Default” means the following event: default in the performance or breach of any covenant or warranty of us in the Indenture (other than (i) a covenant or warranty a default in whose performance or whose breach is addressed in the preceding paragraph or (ii) certain other covenants and warranties inapplicable to the notes), and continuance of such default or breach for a period of 90 days after specified written notice to us by the Trustee, or to us and the Trustee by the holders of at least 25% in principal amount of the outstanding notes.

Upon the occurrence and continuance of a Default, the Trustee and the holders of the notes will have the same rights and remedies, and will be subject to the same limitations, restrictions, protections and exculpations, and we will be subject to the same obligations and restrictions, in each case, as would apply if such Default were an Event of Default or an event which after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued interest on the notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default will be null and void with respect to the notes; provided, further that in case a Default has occurred and is continuing, the Trustee will not be subject to the requirement to exercise, with respect to the notes, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, unless an Event of Default has occurred and is continuing.

Parent Guarantee

The Parent Guarantor will fully and unconditionally guarantee on an unsecured and junior subordinated basis the full and prompt payment of principal of, premium, if any, and interest on the notes, when and as the same become due and payable (other than during an Optional Deferral Period), whether at stated maturity, upon redemption, by declaration of acceleration or otherwise. The Parent Guarantor’s obligations under such guarantee (the “Guarantee”) will, to the extent provided in the Indenture, be subordinated to the prior payment in full of all present and future Senior Indebtedness of the Parent Guarantor, as defined below. The Parent Guarantor’s obligations under the Guarantee will rank senior in right of payment to all of its present and future equity securities, including its common units.

The holders of the Parent Guarantor’s Senior Indebtedness will be entitled to receive payment in full of such Senior Indebtedness before holders of the notes receive from the Parent Guarantor any payment of principal, premium or interest with respect to the notes:

•	upon any payment or distribution of the Parent Guarantor’s assets to its creditors in connection with the Parent Guarantor’s total or partial liquidation or dissolution; or

•	in a bankruptcy, receivership or similar proceeding relating to the Parent Guarantor or its property.

In these circumstances, until the Parent Guarantor’s Senior Indebtedness is paid in full, any distribution to which holders of notes would otherwise be entitled under the Guarantee will be made to the holders of its Senior Indebtedness, except that such holders may receive equity securities and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the Guarantee.

If the Parent Guarantor does not pay any principal, premium or interest with respect to its Senior Indebtedness within any applicable grace period (including at maturity), or any other default on its Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, the Parent Guarantor may not:

•	make any payments under the Guarantee of principal, premium, if any, or interest with respect to the notes;

•	make any deposit under the Guarantee for the purpose of defeasance of the notes; or

•	advance monies under the Guarantee to repurchase, redeem or otherwise retire any of the notes,

unless, in any case,

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full; or

•	the Parent Guarantor and the Trustee receive written notice approving the payment from the representatives of each issue of Designated Senior Indebtedness (as defined below).

During the continuance of any Senior Indebtedness default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, the Parent Guarantor may not make payments under the Guarantee for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by the Parent Guarantor and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period, and will expire 179 days thereafter.

Generally, “Designated Senior Indebtedness” will include any issue of Senior Indebtedness of at least $100 million and any issue of Senior Indebtedness designated by us or Enterprise Parent at the time of issuance as Designated Senior Indebtedness.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of the Designated Senior Indebtedness shall have accelerated the maturity of the Senior Indebtedness, the Parent Guarantor may resume making payments under the Guarantee after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the notes are paid in full, holders of the notes will be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

Because of the subordination, in the event of the Parent Guarantor’s insolvency, its creditors who are holders of Senior Indebtedness, as well as certain of its general creditors, may recover more, ratably, than the holders of the notes will recover under the Guarantee.

The term “Senior Indebtedness” as used in this section includes the Parent Guarantor’s obligations in respect of the principal of, any interest and premium, if any, on and any other payments in respect of any of the following, whether currently outstanding or hereafter created or incurred:

•	indebtedness for borrowed money;

•	indebtedness evidenced by securities, bonds, notes and debentures, including any of the same that are subordinated, issued under credit agreements, indentures or other similar instruments, and other similar instruments;

•	obligations arising from or with respect to guarantees and direct credit substitutes other than the Parent Guarantor’s obligations under the Guarantee;

•	obligations arising from or with respect to hedges and derivative products (including, but not limited to, interest rate, commodity, and foreign exchange contracts);

•	capitalized lease obligations;

•	obligations arising from or with respect to any letter of credit, banker’s acceptance, security purchase facility, cash management arrangement or similar credit transactions;

•	operating leases (but only to the extent the terms of such leases expressly provide that the same constitute “Senior Indebtedness”);

•	guarantees of any of the foregoing; and

•	any modifications, refundings, deferrals, renewals or extensions of any of the foregoing or any other evidence of indebtedness issued in exchange therefor,

but does not include the Parent Guarantor’s obligations in respect of:

•	trade accounts payable;

•	any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business to the extent that the same is incurred from, and owed to, the vendor of such goods or materials or the provider of such services;

•	any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the Parent Guarantor’s obligations under the Guarantee;

•	indebtedness owed by the Parent Guarantor to its majority-owned subsidiaries; and

•	the Parent Guarantor’s guarantee of our Existing Subordinated Notes.

The Guarantee will rank pari passu with Enterprise Parent’s guarantee of our Existing Subordinated Notes.

The obligations under the Guarantee will be structurally subordinated to all indebtedness and other liabilities of the Parent Guarantor’s subsidiaries and unconsolidated affiliates. In the event of an insolvency, liquidation, bankruptcy proceeding or other reorganization of any such entity all of the existing and future liabilities of such entity, including any claims of lessors under capital and operating leases, trade creditors and holders of preferred stock or units of that entity have the right to be satisfied prior to receipt by the Parent Guarantor of any payment on account of its status as an equity owner of such entity. Moreover, the Guarantee does not limit the Parent Guarantor or any of its subsidiaries or unconsolidated affiliates from incurring or issuing other secured or unsecured debt, including Senior Indebtedness. Accordingly, claimants under the Guarantee should look only to the Parent Guarantor and not to any of its subsidiaries or unconsolidated affiliates for payments under the Guarantee.

Agreement by Holders to Certain Tax Treatment

Each holder of the notes will, by accepting the notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the notes constitute indebtedness and will treat the notes as indebtedness for all U.S. federal, state and local tax purposes.

Book-Entry Only Issuance; The Depository Trust Company

DTC will act as the initial securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global notes certificates will be issued, representing in the aggregate the total principal amount of notes, and will be deposited with the Trustee on behalf of DTC. Investors may hold interests in the notes through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Euroclear Bank SA/NV, as operator of the Euroclear system, or Clearstream Banking S.A., Luxembourg (“Clearstream”).

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct and Indirect Participants are on file with the United States Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus supplement.

Purchases of notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of interest of each Direct Participant in such notes to be redeemed.

Although voting with respect to the notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except in the limited cases provided in the Indenture, a Beneficial Owner of a global note will not be entitled to receive physical delivery of notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global note.

DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depositary is not obtained, notes certificates will be required to be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary) with respect to the notes. We understand, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of our decision, but will only withdraw beneficial interests from a global note at the request of each Direct or Indirect Participant. In that event, certificates for the notes will be printed and delivered to the applicable Direct or Indirect Participant.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor any underwriter take any responsibility for the accuracy thereof. Neither we nor any underwriter have any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Global Clearance and Settlement Procedures

Secondary market trading between Clearstream participants and/or Euroclear system participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear system, as applicable. Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear system participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear system participants may not deliver instructions directly to their respective U.S. depositaries. Because of time-zone differences, credits of notes received in Clearstream or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear system participant or Clearstream participant on such business day. Cash received in Clearstream or the Euroclear system as a result of sales of the notes by or through a Clearstream participant or a Euroclear system participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or the Euroclear system cash account only as of the business day following settlement in DTC.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences of purchasing, owning and disposing of the notes. This discussion applies only to holders who purchase the notes for cash at their original issuance at their issue price and who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) (generally, property held for investment). The issue price of the notes is the first price at which a substantial amount of the notes is sold to the public, other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	persons subject to alternative minimum tax;

•	U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	controlled foreign corporations, foreign personal holding companies, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; and

•	partnerships and other pass-through entities and holders of interests therein.

This discussion is included for general information only and does not address all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances. In addition, this discussion does not address the effect of any estate, gift, state, local, or foreign tax law. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus supplement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of notes as described below. Before you purchase notes, you are urged to consult your own tax advisor regarding the particular U.S. federal income, U.S. estate or gift tax, state and local, foreign and other tax consequences of purchasing, owning and disposing of notes that may be applicable to you.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Prospective holders of notes that are partnerships or partners in such partnerships are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

Classification and Treatment of the Notes

The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities substantially similar to the notes. In connection with the issuance of the notes, Sidley Austin LLP will render its opinion to us generally to the effect that, under current law and assuming full compliance with the terms of the Indenture and other relevant documents, and based on certain assumptions and representations relied upon in rendering such opinion, although the matter is not free from doubt, the notes will be classified as indebtedness of Enterprise for U.S. federal income tax purposes. This opinion is not binding on the Internal Revenue Service (“IRS”) or any court and there can be no assurance that the IRS or a court will agree with this opinion.

If the IRS were to challenge successfully the classification of the notes as indebtedness of Enterprise, payments on the notes likely would be treated as guaranteed payments or distributions with respect to a preferred partnership interest. In such case, U.S. holders of the notes that are employee benefit plans, and most other organizations exempt from U.S. federal income tax including individual retirement accounts and other retirement plans, could be subject to U.S. federal income tax on their income with respect to the notes as unrelated business taxable income, and non-U.S. holders of the notes could be treated as engaged in a trade or business within the United States, be required to file a U.S. federal income tax return and pay taxes on their share of our income or gain and be subject to withholding. Holders are urged to consult their own tax advisors regarding the tax consequences to them if the notes are not treated as indebtedness for U.S. federal income tax purposes.

We intend to treat the notes as indebtedness for U.S. federal income tax purposes. Each holder of the notes will, by accepting the notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the notes constitute indebtedness and will treat the notes as indebtedness for all U.S. federal, state and local tax purposes. The remainder of this discussion assumes that the classification of the notes as indebtedness will be respected for U.S. federal income tax purposes.

Certain Additional Payments

In certain circumstances (as described under “Description of the Notes—Right to Redeem Upon a Rating Agency Event”), we may pay amounts on the notes that are in excess of stated interest or principal on the notes. These potential payments may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” We do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. However, it is possible that the IRS may take a different position, in which case, if such position is sustained, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat as ordinary income rather than capital gain any gain realized on the taxable disposition of the note. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You are encouraged to consult your own tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

U.S. Holders

The following summary applies to you only if you are a U.S. holder (as defined below).

Definition of a U.S. Holder

A “U.S. holder” is a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•	a trust, if, (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of the Internal Revenue Code) have the authority to control all of the trust’s substantial decisions, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Interest Income and Original Issue Discount on the Notes

It is expected, and assumed for purposes of this discussion that, subject to the discussion below, the notes will not be issued with original issue discount (“OID”) for U.S. federal income tax purposes. Accordingly, you should include in gross income the interest on the notes in accordance with your method of accounting.

Under applicable Treasury regulations, a debt instrument will qualify as a “variable rate debt instrument” if (a) its issue price does not exceed the total non-contingent principal payments due under the debt instrument by more than a specified de minimis amount and (b) the debt instrument provides for stated interest, paid or compounded at least annually, at current values of a single fixed rate and one or more qualified floating rates. A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. Under the foregoing definition, the notes are expected to be treated as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, payments treated as qualified stated interest (“QSI”) on the notes will generally be taxable to you as ordinary interest income at the time such interest payments are accrued or received, depending on your method of accounting for U.S. federal income tax purposes.

For U.S. federal income tax purposes, OID is the excess of the stated redemption price at maturity of a debt instrument over its issue price, if such excess equals or exceeds a specified de minimis amount (generally 1/4 of 1% of the debt instrument’s stated redemption price at maturity multiplied by the weighted average maturity of such debt instrument). A debt instrument’s “weighted average maturity” is the sum of the following amounts determined for each payment on the debt instrument (other than a payment of QSI): (i) the number of complete years from the issue date until the payment is made multiplied by (ii) a fraction, the numerator of which is the amount of the payment and the denominator of which is the debt instrument’s stated redemption price at maturity. The issue price of an issue of debt instruments equals the first price at which a substantial amount of the debt instruments has been sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of QSI. The term QSI generally means stated interest that is unconditionally payable in cash at least annually at a single fixed rate. You will be required (regardless of your method of accounting) to include any OID in ordinary income as it accrues in accordance with a constant yield method based on a compounding of interest.

Under applicable Treasury regulations, in order to determine the amount of QSI and OID in respect of the notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is a hypothetical instrument that has terms that are identical to those of the notes, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the actual rates on the notes. The equivalent fixed rate debt instrument is constructed in the following fashion: (i) first, the initial fixed rate is replaced with a qualified floating rate such that the fair market value of the notes as of the notes’ issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the replacement qualified floating rate rather than the fixed rate, and (ii) second, each floating rate (including the floating rate determined under (i) above) is converted into a fixed rate substitute (which, in each case, will generally be the value of each floating rate as of the issue date of the notes).

Once the equivalent fixed rate debt instrument has been constructed pursuant to the foregoing rules, the amount of OID and QSI, if any, are determined for the equivalent fixed rate debt instrument by applying the general OID rules to the equivalent fixed rate debt instrument and you will account for such OID and QSI as if you held the equivalent fixed rate debt instrument. For each accrual period, appropriate adjustments will be made to the amount of QSI or OID assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the notes during the accrual period.

The Treasury regulations provide special rules for determining the yield and maturity of a debt instrument that provide an issuer with the option to call the instrument at specified times. The Treasury regulations generally deem an issuer to exercise a call option in a manner that minimizes the yield on the debt instrument for purposes of determining whether a debt instrument is issued with OID. Under the terms of the notes, if the initial fixed rate substitute on the equivalent fixed rate debt instrument (as determined in the manner described above) is greater than the fixed rate substitute of the floating rate (as determined in the manner described above), the notes will be presumed not to be called and OID with respect to the notes will be calculated as described above. If, however, the initial fixed rate substitute on the equivalent fixed rate debt instrument (as determined in the manner described above) is less than the fixed rate substitute of the floating rate (as determined in the manner described above), the yield on the notes would be minimized if the notes were called immediately before the change in the interest rate on February 15, 2028, and therefore the notes would be treated as maturing on such date for OID purposes. This assumption is made solely for purposes of determining whether the notes are issued with OID for U.S. federal income tax purposes, and is not an indication of our intention to call or not to call the notes at any time. If, contrary to this presumption, the notes are not called prior to the change in the interest rate on February 15, 2028, then, solely for OID purposes, the notes will be deemed to be reissued at their adjusted issue price on February 15, 2028. This deemed reissuance should not give rise to taxable gain or loss to you.

Based upon current market conditions and the manner in which the interest rates on each of the notes are determined, we expect that the equivalent fixed rate debt instrument (as determined in the manner described above) would provide for a single fixed interest rate throughout the term of the notes. Accordingly, solely for purposes of determining QSI and OID, as of the issue date of the notes, we expect that the notes will be presumed to remain outstanding until maturity, all interest on the notes will be treated as QSI and the notes will not be treated as having been issued with any OID.

In addition to the foregoing, the Treasury regulations provide that the possibility that interest on the notes might be deferred could result in the notes being treated as issued with OID, unless the likelihood of such deferral is remote. Due to the terms of the notes and the relevant facts and circumstances, we believe that the likelihood of our exercising the option to defer payment of stated interest is remote, within the meaning of the applicable Treasury regulations, and therefore that the possibility of such deferral will not result in the notes being treated as issued with OID. Accordingly, the notes generally will be taxable to you as set forth above. However, no rulings or other interpretations have been issued by the IRS that address the meaning of the term “remote,” as used in the applicable Treasury regulations, and there can be no assurance that the IRS or a court will agree with this position.

If the possibility of interest deferral were determined not to be remote, or if interest were in fact deferred, the notes would be treated as issued with OID at the time of issuance, or at the time of such deferral, as the case may be, and all stated interest, or if interest is in fact deferred, all stated interest due after such deferral, would be treated as OID. In such case, you would be required to include interest in income as it accrues, regardless of your method of accounting, using the constant-yield-to-maturity method of accrual, before you receive any payment attributable to such income, and would not separately report the actual cash payments of interest on the notes as taxable income.

Sale or Other Disposition of the Notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note equal to the difference, if any, between the amount realized on such disposition and your adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a note is attributable to accrued but unpaid QSI on the note, this amount generally will be taxed in the same manner as described above in “—Interest Income and Original Issue Discount on the Notes.” Assuming the interest payments on the notes are not deferred and that the notes are not treated as issued with OID, your adjusted tax basis in the note will generally equal the amount you paid for the note decreased by any amount received on the note other than payments of QSI. If the notes are treated as issued with OID, your adjusted tax basis in a note generally will be the initial purchase price, increased by OID previously includible in your gross income to the date of disposition and decreased by payments received on the note, other than payments of QSI. Any gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently are eligible for reduced rates of U.S. federal income tax. The deductibility of capital losses may be subject to limitation.

Recent Tax Legislation

Pursuant to recently enacted legislation, for taxable years beginning after December 31, 2017, with respect to a debt instrument with market discount, and for taxable years beginning after December 31, 2018, with respect to a debt instrument issued with OID, an accrual method taxpayer that reports revenues on an applicable financial statement generally must recognize income for U.S. federal income tax purposes no later than the taxable year in which such income is taken into account as revenue in the applicable financial statement of the taxpayer. For this purpose, an “applicable financial statement” generally means a financial statement certified as having been prepared in accordance with generally accepted accounting principles or that is made on the basis of international financial reporting standards and which is used by the taxpayer for various specified purposes. This rule could potentially require such a taxpayer to recognize income for U.S. federal income tax purposes with respect to the notes prior to the time such income would be recognized pursuant to the rules described above. Potential investors in the notes should consult their tax advisors regarding the potential applicability of these rules to their investment in the notes.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest (and OID, if applicable) on, and the proceeds of the sale or other disposition (including a redemption, exchange or retirement) of, notes held by you, and backup withholding will apply to such payments unless you provide to the applicable withholding agent your taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Additional Tax on Net Investment Income

An additional 3.8% tax applies to the “net investment income” of certain U.S. citizens and residents and to the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest and net gain from the disposition of property, such as the notes, less certain deductions. Prospective investors are urged to consult their own tax advisors with respect to this additional tax and its applicability in their particular circumstances.

Non-U.S. Holders

The following summary will apply to you if you are a non-U.S. holder of notes. You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

Interest Income and Original Issue Discount on the Notes

Subject to the discussion of backup withholding and FATCA withholding, below, payments to you of interest (and OID, if applicable) on the notes generally will not be subject to U.S. federal income tax and will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status, as described below, and:

•	you do not own actually or constructively (including through an interest in Enterprise Parent), 10% or more of our capital or profits interests;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively);

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	interest (and OID, if applicable) on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption generally applies only if you also appropriately certify as to your foreign status. You can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) to the applicable withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest (and OID, if applicable) made to you will be subject to U.S. federal withholding tax at a 30% rate, unless (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or (ii) the payments of such interest (and OID, if applicable) are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by you in the United States) and you meet the certification requirements described below. (See “—Income or Gain Effectively Connected with a U.S. Trade or Business.”)

The certifications described above and below must be provided to the applicable withholding agent prior to the payment of interest (and OID, if applicable) and must be updated periodically. If you do not timely provide the applicable withholding agent with the required certification, but you qualify for a reduced rate under an applicable income tax treaty, you may obtain a refund of any excess amounts withheld if you timely provide the required information or appropriate claim form to the IRS.

Dispositions of the Notes

Subject to the discussion of backup withholding and FATCA withholding, below, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment or fixed base in the United States); or

•	you are a non-resident alien individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax in the manner described under “—Income or Gain Effectively Connected with a U.S. Trade or Business.” If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% (or lower applicable income tax treaty rate) U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses. To the extent that any portion of the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest (and OID, if applicable) on the note, this amount generally will be taxed in the same manner as described above in “—Interest Income and Original Issue Discount on the Notes.”

Income or Gain Effectively Connected with a U.S. Trade or Business

If any interest (and OID, if applicable) on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable income tax treaty, is treated as attributable to a permanent establishment or fixed base in the United States), then the interest income or gain will be subject to U.S. federal income tax at regular graduated income tax rates generally in the same manner as if you were a U.S. holder. Effectively connected interest income will not be subject to U.S. federal withholding tax if you satisfy certain certification requirements by providing to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form). In addition, if you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business may also be subject to a “branch profits tax” at a 30% rate unless an applicable income tax treaty provides for a lower rate. For this purpose, interest (and OID, if applicable) received on a note and gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by you of a U.S. trade or business.

Information Reporting and Backup Withholding

Payments to you of interest (and OID, if applicable) on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Copies of the information returns reporting such interest (and OID, if applicable) payments and withholding may also be made available to the tax authorities of the country in which you reside or are established under the provisions of a specific treaty or agreement.

Backup withholding generally will not apply to payments to you of interest (and OID, if applicable) on a note if the certification described in “Interest Income and Original Issue Discount on the Notes” is duly provided or you otherwise establish an exemption.

Payment of the proceeds from the disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds from the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are not a United States person and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it has certain relationships with the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained from the IRS if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Withholding on Payments to Foreign Entities

Sections 1471 through 1474 of the Internal Revenue Code and the Treasury regulations and administrative guidance issued thereunder (referred to as “FATCA”) impose a 30% U.S. federal withholding tax on payments of interest (and OID, if applicable) on the notes and on the gross proceeds from the sale or other disposition of the notes (if such sale or other disposition occurs after December 31, 2018), if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Internal Revenue Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners (generally by providing an IRS Form W-8BEN-E); or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes. You are urged to consult your tax advisor regarding the effects of FATCA on your investment in the notes.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code or employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), non-U.S. plans (as described in Section 4(b)(4) of ERISA) or other plans that are not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA or Similar Laws) of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties or disqualified persons. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should consider the Plan’s particular circumstances and all of the facts and circumstances of the investment and determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Internal Revenue Code and any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, exclusive benefit and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws. In addition, a fiduciary should determine whether the investment will result in the recognition of unrelated business taxable income by such Plan.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit ERISA Plans from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which Enterprise Parent, Enterprise or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the notes. These class exemptions include, without limitation, PTCE 75-1, respecting certain transactions involving ERISA Plans and broker-dealers, reporting dealers and banks, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting certain investments by insurance company pooled separate accounts, PTCE 91-38 respecting certain investments by bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code for certain transactions; provided that neither Enterprise nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided, further, that the ERISA Plan pays no more than adequate consideration in connection with the transaction. Each of these PTCEs and statutory exemptions contain conditions and limitations on their application and do not provide relief from the self-dealing prohibitions under ERISA and the Internal Revenue Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions. Accordingly, the fiduciary of an ERISA Plan that is considering acquiring and/or holding the notes in reliance on any of these (or any other) exemptions should carefully review the exemption and consult with its counsel to confirm that it is applicable. There can be no, and we do not provide any, assurance that all of the conditions of any such exemptions will be satisfied.

Governmental plans and certain church plans (as defined under Sections 3(32) and 3(33) of ERISA, respectively) are not subject to the prohibited transaction provisions of ERISA and the Internal Revenue Code. Such Plans may, however, be subject to Similar Laws which may affect their investment in the notes. Any fiduciary of such a governmental or church plan considering an investment in the notes should determine the need for, and the availability, if necessary, of any exemptive relief under federal, state, local, non-U.S. laws or other laws or regulations.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by its purchase and acceptance of a note, or any interest therein, each purchaser and subsequent transferee will be deemed to have represented and warranted to us on each day from and including the date of its purchase of such notes through and including the date of its disposition of such notes that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes, or any interest therein, constitutes assets of any Plan or (ii) the purchase, holding and subsequent disposition of the notes, or any interest therein, by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or a similar violation under any applicable Similar Laws.

Additionally, if any purchaser or subsequent transferee of a note is using assets of any ERISA Plan to acquire or hold the notes, such purchaser and subsequent transferee will be deemed to represent that (i) none of Enterprise Parent, Enterprise or the underwriters nor any of their respective affiliates has acted as the ERISA Plan’s fiduciary, or has been relied upon for any advice, with respect to the ERISA Plan’s decision to acquire, hold, sell, exchange, vote or provide any consent with respect to the notes or any interest therein and none of Enterprise Parent, Enterprise or the underwriters nor any of their respective affiliates shall at any time be relied upon as the ERISA Plan’s fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to its interest in the notes, (ii) the ERISA Plan is aware of and acknowledges that (a) the issuer is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the ERISA Plan’s investment in the notes and (b) the issuer has a financial interest in the ERISA Plan’s investment in the notes and (iii) the decision to invest in the notes has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21(c), as amended from time to time (the “Fiduciary

Rule”) who (a) is independent of Enterprise Parent, Enterprise and the underwriters; (b) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (c) is a fiduciary (under ERISA and/or Section 4975 of the Internal Revenue Code) with respect to the ERISA Plan’s investment in the notes and is responsible for exercising independent judgment in evaluating the ERISA Plan’s investment in the notes; (d) is either (A) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (B) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of such an ERISA Plan; (C) an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker dealer registered under the Exchange Act; and/or (E) an Independent Fiduciary (not described in clauses (A), (B), (C) or (D) above) that holds or has under management or control total assets of at least $50 million, and will at all times that such ERISA Plan holds an interest in the notes, hold or have under management or control, total assets of at least $50 million (and, in the case of this clause (E), the ERISA Plan is not (1) an individual retirement account (“IRA”) for which the owner of the IRA or a relative of the IRA owner is the Independent Fiduciary, or (2) a self-directed plan for which the Independent Fiduciary is a participant or beneficiary directing the investment in the notes); and (e) is aware of and acknowledges that (I) none of Enterprise Parent, Enterprise or the underwriters nor any of their respective affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the ERISA Plan’s investment in the notes, and (II) the issuer, the underwriters, the guarantor and their respective affiliates have a financial interest in the ERISA Plan’s investment in the notes on account of the fees and other remuneration they expect to receive in connection with transactions contemplated hereunder.

Each Plan investor is advised to contact its own financial advisor or other fiduciary unrelated to the issuer and its affiliates about whether an investment in the notes may be appropriate for the Plan’s circumstances.

The foregoing discussion is general in nature and is not intended to be all-inclusive. In addition, such discussion assumes that the notes will constitute indebtedness as opposed to “equity” interests under the U.S. Department of Labor’s “plan asset” regulations or Similar Laws. Although such characterization of the notes would appear appropriate, we can offer you no assurance that this will be the case.

Due to the complexity of applicable rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions or fiduciary breaches, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and/or holding the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes. The foregoing discussion is based on the provisions of ERISA and the Internal Revenue Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized above. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes comply with the fiduciary responsibility rules of ERISA or applicable Similar Laws and do not violate the prohibited transaction rules of ERISA, the Internal Revenue Code or applicable Similar Laws. The sale of the notes to a Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investment by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, dated the date of this prospectus supplement, between us and the underwriters named below, we have agreed to sell to each of the underwriters, and the underwriters have agreed, severally and not jointly, to purchase, the principal amount of the notes set forth opposite their respective names below:

Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC	$52,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	52,500,000
Deutsche Bank Securities Inc	52,500,000
Scotia Capital (USA) Inc	52,500,000
DNB Markets, Inc	52,500,000
Morgan Stanley & Co. LLC	52,500,000
SG Americas Securities, LLC	52,500,000
TD Securities (USA) LLC	52,500,000
BBVA Securities Inc.	42,000,000
Barclays Capital Inc.	23,800,000
Citigroup Global Markets Inc.	23,800,000
Credit Suisse Securities (USA) LLC	23,800,000
Mizuho Securities USA LLC	23,800,000
MUFG Securities Americas Inc.	23,800,000
RBC Capital Markets, LLC	23,800,000
SMBC Nikko Securities America, Inc.	23,800,000
SunTrust Robinson Humphrey, Inc.	23,800,000
U.S. Bancorp Investments, Inc.	23,800,000
Wells Fargo Securities, LLC	23,800,000

Total	$700,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. Under the terms of the underwriting agreement, the underwriters are committed to purchase all of the notes if any are purchased.

The underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such prices less a concession not in excess of 0.600% of the principal amount of the notes. The underwriters may allow a discount not in excess of 0.350% of the principal amount of the notes on sales to certain other brokers and dealers. After this initial public offering, the public offering prices, concessions and discounts may be changed.

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $1,240,000.

We do not intend to apply for listing of the notes on a national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to whether a trading market for the notes will develop or as to the liquidity of any trading market for the notes that may develop.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

We expect delivery of the notes will be made against payment therefor on or about February 15, 2018, which is the tenth business day following the date of pricing of the notes (such settlement being referred to as “T+10”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or on any subsequent date that is prior to the second trading day preceding the date on which we deliver the notes to the underwriters for the offering will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

We, Enterprise Parent and certain of our affiliates have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of those liabilities.

Conflicts of Interest

The underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. Certain of the underwriters or their affiliates may hold our Junior Subordinated Notes B. Accordingly, certain of the underwriters or their affiliates may receive payments in respect of our Junior Subordinated Notes B that are repaid or redeemed with the proceeds of this offering. Further, the underwriters are also acting as underwriters on the concurrent senior notes offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of them routinely hedge, and certain others may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters or their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Issuer or the Manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Issuer nor the Manager have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Issuer or the Manager to publish a prospectus for such offer. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

The communication of this prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any of their contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong)

and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

Sidley Austin LLP, Houston, Texas, will pass upon the validity of the notes and the guarantees for Enterprise Parent and us. Certain legal matters with respect to the notes and the guarantees will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. performs legal services for Enterprise Parent and us from time to time on matters unrelated to this offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from Enterprise Products Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of Enterprise Products Partners L.P. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

Enterprise Parent files annual, quarterly and current reports, and other information with the United States Securities and Exchange Commission (the “SEC”) under the Exchange Act (SEC File No. 1-14323). You may read and copy any document Enterprise Parent files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room. Enterprise Parent’s filings are also available to the public at the SEC’s web site at http://www.sec.gov. In addition, documents filed by Enterprise Parent can be inspected at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10002.

The SEC allows Enterprise Parent to incorporate by reference into this prospectus supplement and the accompanying prospectus the information Enterprise Parent files with it, which means that Enterprise Parent can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that Enterprise Parent files with the SEC will automatically update and supersede this information. Enterprise Parent incorporates by reference the documents listed below and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2016;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017; and

•	Current Reports on Form 8-K filed with the SEC on January 30, 2017, May 2, 2017, August 3, 2017, August 9, 2017, August 16, 2017, September 15, 2017, November 2, 2017, November 14, 2017, December 1, 2017 and January 31, 2018.

You may request a copy of these filings at no cost by making written or telephone requests for copies to: Enterprise Products Partners L.P., 1100 Louisiana Street, 10th Floor, Houston, Texas 77002; Telephone: (713) 381-6500.

Enterprise Parent also makes available free of charge on its internet website at http://www.enterpriseproducts.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the SEC. Information contained on Enterprise Parent’s website is not part of, or incorporated by reference into, this prospectus supplement or the accompanying prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and some of the documents we have incorporated herein and therein by reference contain various forward-looking statements and information that are based on our beliefs, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus supplement, the accompanying prospectus or the documents we have incorporated herein or therein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “seek,” “goal,” “estimate,” “forecast,” “intend,” “could,” “should,” “will,” “believe,” “may,” “potential” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements.

Although we believe that such expectations reflected in such forward-looking statements are reasonable, we can give no assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our financial condition, results of operations and cash flows are:

•	changes in demand for and production of natural gas, NGLs, crude oil, petrochemicals and refined products; particularly, a decrease in demand for NGL products by the petrochemical, refining or heating industries;

•	competition from third parties in our midstream energy businesses;

•	our debt level may limit our future financial flexibility;

•	operating cash flows from our capital projects may not be immediate;

•	a natural disaster, catastrophe, terrorist attack or similar event could result in severe personal injury, property damage and environmental damage, which could curtail our operations;

•	interruptions in service and fluctuations in rates of third party pipelines that affect our assets;

•	the imposition of additional governmental regulations that cause delays or deter new oil and gas exploration and production activities and thus reduce the level of volumes that we process, store, transport or otherwise handle;

•	environmental liabilities or events that are not covered by an indemnity or insurance;

•	new environmental regulations that limit our operations or significantly increase our operating costs;

•	changes in the tax treatment of publicly traded partnerships;

•	the impact of current and future laws, rulings and governmental regulations; and

•	general, economic, market or business conditions.

We may also incur credit and price risk to the extent counterparties do not fulfill their obligations to us in connection with our marketing of natural gas, NGLs, propylene, refined products and/or crude oil and long-term take-or-pay agreements.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2016.

PROSPECTUS

Enterprise Products Partners L.P.

Enterprise Products Operating LLC

COMMON UNITS

DEBT SECURITIES

We may offer an unlimited number and amount of the following securities under this prospectus:

•	common units representing limited partner interests in Enterprise Products Partners L.P.; and

•	debt securities of Enterprise Products Operating LLC (successor to Enterprise Products Operating L.P.), which will be guaranteed by its parent company, Enterprise Products Partners L.P.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully this prospectus and any prospectus supplement before you invest. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements.

Our common units are listed on the New York Stock Exchange under the trading symbol “EPD.”

Unless otherwise specified in a prospectus supplement, the senior debt securities, when issued, will be unsecured and will rank equally with our other unsecured and unsubordinated indebtedness. The subordinated debt securities, when issued, will be subordinated in right of payment to our senior debt.

Investing in our common units and debt securities involves risks. Limited partnerships are inherently different from corporations. You should review carefully “Risk Factors” beginning on page 3 for a discussion of important risks you should consider before investing on our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities by the registrants unless accompanied by a prospectus supplement.

The date of this prospectus is May 12, 2016

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

Unless the context requires otherwise or unless otherwise noted, “our,” “we,” “us” and “Enterprise” as used in this prospectus refer to Enterprise Products Partners L.P. and Enterprise Products Operating LLC, their consolidated subsidiaries and their investments in unconsolidated affiliates.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we file with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf process, we may offer from time to time an unlimited number and amount of our securities. Each time we offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts, types and prices of the securities being offered and the terms of the offering. Any prospectus supplement may add, update or change information contained or incorporated by reference in this prospectus. Any statement that we make in or incorporate by reference in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Therefore, you should read this prospectus (including any documents incorporated by reference) and any attached prospectus supplement before you invest in our securities.

OUR COMPANY

We are a leading North American provider of midstream energy services to producers and consumers of natural gas, natural gas liquids (“NGLs”), crude oil, petrochemicals and refined products. Our integrated midstream energy asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States (“U.S.”), Canada and Gulf of Mexico with domestic consumers and international markets.

Our midstream energy operations include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage, and import and export terminals (including liquefied petroleum gas or “LPG”); crude oil gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals, and related services; and a marine transportation business that operates primarily on the U.S. inland and Intracoastal Waterway systems. Our wholly owned operating subsidiary, Enterprise Products Operating LLC (“EPO”) provides the foregoing services directly and through our consolidated subsidiaries and unconsolidated affiliates.

NGL products (ethane, propane, normal butane, isobutane and natural gasoline) are used as feedstocks by the petrochemical industry, as feedstocks by refineries in the production of motor gasoline and as fuel by industrial and residential consumers. Our portfolio of integrated assets includes: approximately 49,000 miles of pipelines; 250 million barrels (“MMBbls”) of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet (“Bcf”) of natural gas storage capacity. In addition, our asset portfolio currently includes 24 natural gas processing plants, 22 NGL and propylene fractionators, a butane isomerization complex, NGL import and export terminals, and octane enhancement and high-purity isobutylene production facilities.

Our Business Segments

We currently have four reportable business segments: (i) NGL Pipelines & Services; (ii) Crude Oil Pipelines & Services; (iii) Natural Gas Pipelines & Services; and (iv) Petrochemical & Refined Products Services. Our business segments are generally organized and managed according to the types of services rendered (or technologies employed) and products produced and/or sold. We provide midstream energy services directly and through our subsidiaries and unconsolidated affiliates.

NGL Pipelines & Services. Our NGL Pipelines & Services business segment includes our (i) natural gas processing plants and related NGL marketing activities; (ii) approximately 19,500 miles of NGL pipelines; (iii) NGL and related product storage facilities; and (iv) 15 NGL fractionators. This segment also includes our NGL export docks and related operations. Purity NGL products (ethane, propane, normal butane, isobutane and natural gasoline) are used as feedstocks by the petrochemical industry, as feedstocks by refineries in the production of motor gasoline and as fuel by industrial and residential consumers.

Crude Oil Pipelines & Services. Our Crude Oil Pipelines & Services business segment includes approximately 5,400 miles of crude oil pipelines and related operations, crude oil storage and marine terminals located in Oklahoma and Texas, and our crude oil marketing activities. This segment also includes a fleet of approximately 480 tractor-trailer tank trucks, the majority of which we lease and operate, that are used to transport crude oil for us and third parties.

Natural Gas Pipelines & Services. Our Natural Gas Pipelines & Services business segment includes approximately 19,100 miles of natural gas pipeline systems that provide for the gathering and transportation of natural gas in Colorado, Louisiana, New Mexico, Texas and Wyoming. We lease underground salt dome natural gas storage facilities located in Texas and Louisiana and own an underground salt dome storage cavern in Texas, all of which are important to our natural gas pipeline operations. This segment also includes our related natural gas marketing activities.

Petrochemical & Refined Products Services. Our Petrochemical & Refined Products Services business segment includes: (i) propylene fractionation and related operations, including 674 miles of pipelines; (ii) a butane isomerization complex, associated deisobutanizer units and related pipeline assets; (iii) octane enhancement and high purity isobutylene production facilities; (iv) refined products pipelines aggregating approximately 4,200 miles, terminals and related marketing activities; and (v) marine transportation.

Our principal offices are located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, and our telephone number is (713) 381-6500.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider the risk factors included in our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We expect to use the net proceeds from any sale of securities described in this prospectus for our growth capital spending program, future business acquisitions and other general partnership or company purposes, such as working capital, investments in unconsolidated affiliates, the retirement of existing debt and/or the repurchase of common units or other securities. The prospectus supplement will describe the actual use of the net proceeds from the sale of securities. The exact amounts to be used and when the net proceeds will be applied to partnership or company purposes will depend on a number of factors, including our funding requirements and the availability of alternative funding sources.

RATIO OF EARNINGS TO FIXED CHARGES

Enterprise’s ratio of earnings to fixed charges for each of the periods indicated is as follows:

Year Ended December 31,					Three Months Ended March 31,
2011	2012	2013	2014	2015	2016
3.4x	3.6x	3.7x	3.8x	3.2x	3.2x

For purposes of these calculations, “earnings” is the amount resulting from adding and subtracting the following items:

Add the following, as applicable:

•	consolidated pre-tax income from continuing operations before adjustment for income or loss from equity investees;

•	fixed charges;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.

From the subtotal of the added items, subtract the following, as applicable:

•	interest capitalized;

•	preference security dividend requirements of consolidated subsidiaries; and

•	the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

The term “fixed charges” means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of interest within rental expense; and preference dividend requirements of consolidated subsidiaries.

DESCRIPTION OF DEBT SECURITIES

In this Description of Debt Securities references to the “Issuer” mean only Enterprise Products Operating LLC (successor to Enterprise Products Operating L.P.) and not its subsidiaries. References to the “Guarantor” mean only Enterprise Products Partners L.P. and not its subsidiaries. References to “we” and “us” mean the Issuer and the Guarantor collectively.

The debt securities will be issued under an Indenture dated as of October 4, 2004, as amended by the Tenth Supplemental Indenture, dated as of June 30, 2007, and as further amended by one or more additional supplemental indentures (collectively, the “Indenture”), among the Issuer, the Guarantor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the debt securities will include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Capitalized terms used in this Description of Debt Securities have the meanings specified in the Indenture.

This Description of Debt Securities is intended to be a useful overview of the material provisions of the debt securities and the Indenture. Since this Description of Debt Securities is only a summary, you should refer to the Indenture for a complete description of our obligations and your rights.

General

The Indenture does not limit the amount of debt securities that may be issued thereunder. Debt securities may be issued under the Indenture from time to time in separate series, each up to the aggregate amount authorized for such series. The debt securities will be general obligations of the Issuer and the Guarantor and may be subordinated to Senior Indebtedness of the Issuer and the Guarantor. See “— Subordination.”

A prospectus supplement and a supplemental indenture (or a resolution of our Board of Directors and accompanying officers’ certificate) relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due whether interest on those deferred amounts will be payable as well;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional Events of Default or covenants;

•	whether the debt securities are to be issued as Registered Securities or Bearer Securities or both; and any special provisions for Bearer Securities;

•	the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

•	any other terms of the debt securities.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the applicable series of debt securities, including those applicable to:

•	Bearer Securities;

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments, by check mailed to the registered holders thereof or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder. Except as otherwise provided in the applicable prospectus supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account in the United States.

Registered Securities may be transferred or exchanged, and they may be presented for payment, at the office of the Trustee or the Trustee’s agent in New York City indicated in the applicable prospectus supplement, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the applicable prospectus supplement.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must thereafter look only to us for payment thereof.

Guarantee

The Guarantor will unconditionally guarantee to each holder and the Trustee the full and prompt payment of principal of, premium, if any, and interest on the debt securities, when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise.

Certain Covenants

Except as set forth below or as may be provided in a prospectus supplement and supplemental indenture, neither the Issuer nor the Guarantor is restricted by the Indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its partnership interests or capital stock or purchasing or redeeming its partnership interests or capital stock. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provisions that would require the Issuer to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events involving the Issuer which may adversely affect the creditworthiness of the debt securities.

Limitations on Liens. The Indenture provides that the Guarantor will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any mortgage, lien, security interest, pledge, charge or other encumbrance (“liens”) other than Permitted Liens (as defined below) upon any Principal Property (as defined below) or upon any shares of capital stock of any Subsidiary owning or leasing, either directly or through ownership in another Subsidiary, any Principal Property (a “Restricted Subsidiary”), whether owned or leased on the date of the Indenture or thereafter acquired, to secure any indebtedness for borrowed money (“debt”) of the Guarantor or the Issuer or any other person (other than the debt securities), without in any such case making effective provision whereby all of the debt securities outstanding shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

In the Indenture, the following terms are given the following meanings:

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of the Guarantor and its consolidated subsidiaries after deducting therefrom:

(1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2) value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Guarantor and its consolidated subsidiaries for the Guarantor’s most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

“Permitted Liens” means:

(1) liens upon rights-of-way for pipeline purposes;

(2) any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair; or any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(3) liens for taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity or amount of which is being contested at the time by the Guarantor or any Subsidiary in good faith by appropriate proceedings;

(4) liens of, or to secure performance of, leases, other than capital leases; or any lien securing industrial development, pollution control or similar revenue bonds;

(5) any lien upon property or assets acquired or sold by the Guarantor or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

(6) any lien in favor of the Guarantor or any Subsidiary; or any lien upon any property or assets of the Guarantor or any Subsidiary in existence on the date of the execution and delivery of the Indenture;

(7) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Guarantor or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

(8) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(9) liens in favor of any person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

(10) any lien upon any property or assets created at the time of acquisition of such property or assets by the Guarantor or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition; or any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

(11) any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Guarantor or any Subsidiary and any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided that, in each case, such lien only encumbers the property or assets so acquired or owned by such person at the time such person becomes a Subsidiary;

(12) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Guarantor or the applicable Subsidiary has not exhausted its appellate rights;

(13) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (1) through (12) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Guarantor and its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

(14) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Guarantor or any Subsidiary.

“Principal Property” means, whether owned or leased on the date of the Indenture or thereafter acquired:

(1) any pipeline assets of the Guarantor or any Subsidiary, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, natural gas liquids, and petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and

(2) any processing or manufacturing plant or terminal owned or leased by the Guarantor or any Subsidiary that is located in the United States or any territory or political subdivision thereof,

except, in the case of either of the foregoing clauses (1) or (2):

(a) any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

(b) any such assets, plant or terminal which, in the opinion of the board of directors of the managing member of the Issuer, is not material in relation to the activities of the Issuer or of the Guarantor and its Subsidiaries taken as a whole.

“Subsidiary” means:

(1) the Issuer; or

(2) any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partners’ equity interests (considering all partners’ equity interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by the Guarantor, the Issuer or one or more of the other Subsidiaries of the Guarantor or the Issuer or combination thereof.

Notwithstanding the preceding, under the Indenture, the Guarantor may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien (other than a Permitted Lien) upon any Principal Property or capital stock of a Restricted Subsidiary to secure debt of the Guarantor, the Issuer or any other person (other than the debt securities), without securing the debt securities, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets.

Restriction on Sale-Leasebacks. The Indenture provides that the Guarantor will not, and will not permit any Subsidiary to, engage in the sale or transfer by the Guarantor or any Subsidiary of any Principal Property to a person (other than the Issuer or a Subsidiary) and the taking back by the Guarantor or any Subsidiary, as the case may be, of a lease of such Principal Property (a “Sale-Leaseback Transaction”), unless:

(1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

(2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(3) the Guarantor or such Subsidiary would be entitled to incur debt secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the debt securities; or

(4) the Guarantor or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any debt of the Guarantor or any Subsidiary that is not subordinated to the debt securities, or (b) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Guarantor or its Subsidiaries.

“Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

Notwithstanding the preceding, under the Indenture the Guarantor may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the first paragraph under “— Restrictions on Sale-Leasebacks,” provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of all other such Attributable Indebtedness deemed to be outstanding in respect of all Sale-Leaseback Transactions and all outstanding debt (other than the debt securities) secured by liens (other than Permitted Liens) upon Principal Properties or upon capital stock of any Restricted Subsidiary, do not exceed 10% of Consolidated Net Tangible Assets.

Merger, Consolidation or Sale of Assets. The Indenture provides that each of the Guarantor and the Issuer may, without the consent of the holders of any of the debt securities, consolidate with or sell, lease, convey all or substantially all of its assets to, or merge with or into, any partnership, limited liability company or corporation if:

(1) the entity surviving any such consolidation or merger or to which such assets shall have been transferred (the “successor”) is either the Guarantor or the Issuer, as applicable, or the successor is a domestic partnership, limited liability company or corporation and expressly assumes all the Guarantor’s or the Issuer’s, as the case may be, obligations and liabilities under the Indenture and the debt securities (in the case of the Issuer) and the Guarantee (in the case of the Guarantor);

(2) immediately after giving effect to the transaction no Default or Event of Default has occurred and is continuing; and

(3) the Issuer and the Guarantor have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the Indenture.

The successor will be substituted for the Guarantor or the Issuer, as the case may be, in the Indenture with the same effect as if it had been an original party to the Indenture. Thereafter, the successor may exercise the rights and powers of the Guarantor or the Issuer, as the case may be, under the Indenture, in its name or in its own name. If the Guarantor or the Issuer sells or transfers all or substantially all of its assets, it will be released from all liabilities and obligations under the Indenture and under the debt securities (in the case of the Issuer) and the Guarantee (in the case of the Guarantor) except that no such release will occur in the case of a lease of all or substantially all of its assets.

Events of Default

Each of the following will be an Event of Default under the Indenture with respect to a series of debt securities:

(1) default in any payment of interest on any debt securities of that series when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3) failure by the Guarantor or the Issuer to comply for 60 days after notice with its other agreements contained in the Indenture;

(4) certain events of bankruptcy, insolvency or reorganization of the Issuer or the Guarantor (the “bankruptcy provisions”); or

(5) the Guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding or the Guarantor denies or disaffirms its obligations under the Indenture or the Guarantee.

However, a default under clause (3) of this paragraph will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series notify the Issuer and the Guarantor of the default such default is not cured within the time specified in clause (3) of this paragraph after receipt of such notice.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities that may be issued under the Indenture. If an Event of Default (other than an Event of Default described in clause (4) above) occurs and is continuing, the Trustee by notice to the Issuer, or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice to the Issuer and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (4) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the debt securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. However, the effect of such provision may be limited by applicable law. The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any such acceleration with respect to the debt securities of that series and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to that series, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default with respect to a series of debt securities occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of debt securities of that series, unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of debt securities of any series may pursue any remedy with respect to the Indenture or the debt securities of that series unless:

(1) such holder has previously given the Trustee notice that an Event of Default with respect to the debt securities of that series is continuing;

(2) holders of at least 25% in principal amount of the outstanding debt securities of that series have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of each series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of debt securities of that series or that would involve the Trustee in personal liability.

The Indenture provides that if a Default (that is, an event that is, or after notice or the passage of time would be, an Event of Default) with respect to the debt securities of a particular series occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of debt securities of that series notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on the debt securities of that series, the Trustee may withhold notice, but only if and so long as the Trustee in good faith determines that withholding notice is in the interests of the holders of debt securities of that series. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate as to compliance with all covenants in the Indenture and indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, an officers’ certificate specifying any Default or Event of Default, its status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Amendments of the Indenture may be made by the Issuer, the Guarantor and the Trustee with the consent of the holders of a majority in principal amount of all debt securities of each series affected thereby then outstanding under the Indenture (including consents obtained in connection with a tender offer or exchange offer for the debt securities). However, without the consent of each holder of outstanding debt securities affected thereby, no amendment may, among other things:

(1) reduce the percentage in principal amount of debt securities whose holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any debt securities;

(3) reduce the principal of or extend the stated maturity of any debt securities;

(4) reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may be redeemed;

(5) make any debt securities payable in money other than that stated in the debt securities;

(6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) release any security that may have been granted in respect of the debt securities; or

(9) release the Guarantor or modify the Guarantee in any manner adverse to the holders.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby, may waive compliance by the Issuer and the Guarantor with certain restrictive covenants on behalf of all holders of debt securities of such series, including those described under “— Certain Covenants — Limitations on Liens” and “— Certain Covenants — Restriction on Sale-Leasebacks.” The holders of a majority in principal amount of the outstanding debt securities of each series affected thereby, on behalf of all such holders, may waive any past Default or Event of Default with respect to that series (including any such waiver obtained in connection with a tender offer or exchange offer for the debt securities), except a Default or Event of Default in the payment of principal, premium or interest or in respect of a provision that under the Indenture that cannot be amended without the consent of all holders of the series of debt securities that is affected.

Without the consent of any holder, the Issuer, the Guarantor and the Trustee may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor of the obligations of the Guarantor or the Issuer under the Indenture;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code);

(4) add or release guarantees by any Subsidiary with respect to the debt securities, in either case as provided in the Indenture;

(5) secure the debt securities or a guarantee;

(6) add to the covenants of the Guarantor or the Issuer for the benefit of the holders or surrender any right or power conferred upon the Guarantor or the Issuer;

(7) make any change that does not adversely affect the rights of any holder;

(8) comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; and

(9) issue any other series of debt securities under the Indenture.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment requiring consent of the holders becomes effective, the Issuer is required to mail to the holders of an affected series a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance and Discharge

The Issuer at any time may terminate all its obligations under the Indenture as they relate to a series of debt securities (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities of that series, to replace mutilated, destroyed, lost or stolen debt securities of that series and to maintain a registrar and paying agent in respect of such debt securities.

The Issuer at any time may terminate its obligations under covenants described under “— Certain Covenants” (other than “Merger, Consolidation or Sale of Assets”) and the bankruptcy provisions with respect to the Guarantor, and the Guarantee provision, described under “— Events of Default” above with respect to a series of debt securities (“covenant defeasance”).

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in clause (3), (4), (with respect only to the Guarantor) or (5) under “— Events of Default” above. If the Issuer exercises either its legal defeasance option or its covenant defeasance option, each guarantee will terminate with respect to the debt securities of the defeased series and any security that may have been granted with respect to such debt securities will be released.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money, U.S. Government Obligations (as defined in the Indenture) or a combination thereof for the payment of principal, premium, if any, and interest on the relevant series of debt securities to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service (“IRS”) or other change in applicable federal income tax law.

In the event of any legal defeasance, holders of the debt securities of the relevant series would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their debt securities until maturity.

Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their stated maturity, if the Issuer exercises its covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. The Issuer would remain liable for such payments, however.

In addition, the Issuer may discharge all its obligations under the Indenture with respect to debt securities of any series, other than its obligation to register the transfer of and exchange notes of that series, provided that it either:

•	delivers all outstanding debt securities of that series to the Trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this bullet point the Issuer has deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Subordination

Debt securities of a series may be subordinated to our Senior Indebtedness, which we define generally to include all notes or other evidences of indebtedness for money borrowed by the Issuer, including guarantees, that are not expressly subordinate or junior in right of payment to any other indebtedness of the Issuer. Subordinated debt securities and the Guarantor’s guarantee thereof will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all indebtedness of the Issuer and Guarantor that is designated as “Senior Indebtedness” with respect to the series.

The holders of Senior Indebtedness of the Issuer will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities:

•	upon any payment of distribution of our assets of the Issuer to its creditors;

•	upon a total or partial liquidation or dissolution of the Issuer; or

•	in a bankruptcy, receivership or similar proceeding relating to the Issuer or its property.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

If the Issuer does not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, the Issuer may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of defeasance of the subordinated debt securities; or

•	repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, in either case,

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	the Issuer and the Trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”

Generally, “Designated Senior Indebtedness” will include:

•	indebtedness for borrowed money under a bank credit agreement, called “Bank Indebtedness”; and

•	any specified issue of Senior Indebtedness of at least $100 million.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, the Issuer may not pay the subordinated debt securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of Senior Indebtedness shall have accelerated the maturity of the Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by holders of Designated Senior Indebtedness, other than Bank Indebtedness, in which case the representative of the Bank Indebtedness may give another Blockage Notice within the period. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

By reason of the subordination, in the event of insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Form and Denomination

Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued as Registered Securities in denominations of $1,000 and any integral multiple thereof.

Book-Entry System

Unless otherwise indicated in a prospectus supplement, we will issue the debt securities in the form of one or more global securities in fully registered form initially in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), or such other name as may be requested by an authorized representative of DTC. Unless otherwise indicated in a prospectus supplement, the global securities will be deposited with the Trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, such as transfers and pledges, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•	Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of debt securities is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the debt securities will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by, direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in the listing attached to the omnibus proxy).

All payments on the global securities will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the Trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the debt securities at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global securities representing such debt securities.

Neither we nor the Trustee will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the debt securities, or payments to, or the providing of notice to participants or beneficial owners.

So long as the debt securities are in DTC’s book-entry system, secondary market trading activity in the debt securities will settle in immediately available funds. All payments on the debt securities issued as global securities will be made by us in immediately available funds.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Limitations on Issuance of Bearer Securities

The debt securities of a series may be issued as Registered Securities (which will be registered as to principal and interest in the register maintained by the registrar for the debt securities) or Bearer Securities (which will be transferable only by delivery). If the debt securities are issuable as Bearer Securities, certain special limitations and conditions will apply.

In compliance with United States federal income tax laws and regulations, we and any underwriter, agent or dealer participating in an offering of Bearer Securities will agree that, in connection with the original issuance of the Bearer Securities and during the period ending 40 days after the issue date, they will not offer, sell or deliver any such Bearer Securities, directly or indirectly, to a United States Person (as defined below) or to any person within the United States, except to the extent permitted under United States Treasury regulations.

Bearer Securities will bear a legend to the following effect: “Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange, redemption or other disposition of, the Bearer Securities.

For this purpose, “United States” includes the United States of America and its possessions, and “United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Pending the availability of a definitive global security or individual Bearer Securities, as the case may be, debt securities that are issuable as Bearer Securities may initially be represented by a single temporary global security, without interest coupons, to be deposited with a common depositary for the Euroclear System as operated by Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”, formerly Cedelbank), for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive global security in bearer form, without coupons attached, or individual Bearer Securities and subject to any further limitations described in the applicable prospectus supplement, the temporary global security will be exchangeable for interests in the definitive global security or for the individual Bearer Securities, respectively, only upon receipt of a “Certificate of Non-U.S. Beneficial Ownership,” which is a certificate to the effect that a beneficial interest in a temporary global security is owned by a person that is not a United States Person or is owned by or through a financial institution in compliance with applicable United States Treasury regulations. No Bearer Security will be delivered in or to the United States. If so specified in the applicable prospectus supplement, interest on a temporary global security will be paid to each of Euroclear and Clearstream with respect to that portion of the temporary global security held for its account, but only upon receipt as of the relevant interest payment date of a Certificate of Non-U.S. Beneficial Ownership.

No Recourse Against General Partner

The Guarantor’s general partner and its directors, officers, employees and members, as such, shall have no liability for any obligations of the Issuer or the Guarantor under the debt securities, the Indenture or the guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Concerning the Trustee

The Indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act, it must eliminate the conflict or resign as Trustee.

The holders of a majority in principal amount of all outstanding debt securities (or if more than one series of debt securities under the Indenture is affected thereby, all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for the debt securities or all such series so affected.

If an Event of Default occurs and is not cured under the Indenture and is known to the Trustee, the Trustee shall exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of debt securities unless they shall have offered to such Trustee reasonable security and indemnity.

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the debt securities. Wells Fargo Bank, National Association is a lender under the Issuer’s credit facilities.

Governing Law

The Indenture, the debt securities and the guarantee are governed by, and will be construed in accordance with, the laws of the State of New York.

DESCRIPTION OF OUR COMMON UNITS

Common Units

Generally, our common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of unitholders in and to cash distributions, please read “Cash Distribution Policy” elsewhere in this prospectus.

Our outstanding common units are listed on the NYSE under the symbol “EPD.” Any additional common units we issue will also be listed on the NYSE.

The transfer agent and registrar for our common units is Wells Fargo Shareowner Services.

Meetings/Voting

Each holder of common units is entitled to one vote for each unit on all matters submitted to a vote of the common unitholders.

Status as Limited Partner or Assignee

Except as described below under “— Limited Liability,” our common units will be fully paid, and unitholders will not be required to make additional capital contributions to us.

Each purchaser of our common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. If this action is not taken, a purchaser will not be registered as a record holder of common units on the books of our transfer agent or issued a common unit certificate or other evidence of the issuance of uncertificated units. Purchasers may hold common units in nominee accounts.

An assignee, pending its admission as a substituted limited partner, is entitled to an interest in us equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Our general partner will vote and exercise other powers attributable to our common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of common units and will not receive distributions, U.S. federal income tax allocations or reports furnished to record holders of our common units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred common units upon execution of a transfer application in respect of the common units. A nominee or broker who has executed a transfer application with respect to our common units held in street name or nominee accounts will receive distributions and reports pertaining to its common units.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units plus his share of any undistributed profits and assets.

Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership.

For the purposes of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of the property subject to liability of which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

Reports and Records

As soon as practicable, but in no event later than 120 days after the close of each fiscal year, our general partner will mail or furnish to each unitholder of record (as of a record date selected by our general partner) an annual report containing our audited financial statements for the past fiscal year. These financial statements will be prepared in accordance with U.S. generally accepted accounting principles. In addition, no later than 90 days after the close of each quarter (except the fourth quarter), our general partner will mail or furnish to each unitholder of record (as of a record date selected by our general partner) a report containing our unaudited quarterly financial statements and any other information required by law. We may furnish such reports by making them generally available on our website: www.enterpriseproducts.com.

Our general partner will use all reasonable efforts to furnish each unitholder of record information reasonably required for tax reporting purposes within 90 days after the close of each fiscal year. Our general partner’s ability to furnish this summary tax information will depend on the cooperation of unitholders in supplying information to our general partner. Each unitholder will receive information to assist him in determining his U.S. federal and state tax liability and filing his U.S. federal and state income tax returns.

A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

Registration Rights

We have agreed to certain registration rights under our partnership agreement as described under “Description of Our Partnership Agreement — Registration Rights.” In addition, in connection with our October 2014 acquisition of the general partner of Oiltanking Partners, L.P. (“Oiltanking”), and approximately 65.9% of the outstanding limited partner interests in Oiltanking, we issued 54,807,352 common units to Oiltanking Holding Americas, Inc. (“OTA”) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof, and we granted OTA registration rights with respect to these common units under a Registration Rights Agreement between us and OTA. OTA may request pursuant to this agreement that we prepare and file a registration statement to permit and otherwise facilitate the public resale of all or a portion of the 54,807,352 Enterprise common units that OTA owns. Our obligation to OTA to effect such transactions is limited to five registration statements and underwritten offerings.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

General. Within approximately 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Definition of Available Cash. Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•	less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

•	provide for the proper conduct of our business (including reserves for our future capital expenditures and for our future credit needs) subsequent to such quarter;

•	comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which we are a party or to which we are bound or our assets are subject; or

•	provide funds for distributions to unitholders in respect of any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter or certain interim capital transactions after the end of such quarter designated by our general partner as operating surplus in accordance with the partnership agreement. Working capital borrowings are generally borrowings that are made under our credit facilities and in all cases are used solely for working capital purposes or to pay distributions to partners.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in the partnership agreement and by law and, thereafter, we will distribute any remaining proceeds to the unitholders in accordance with their respective capital account balances as so adjusted.

Manner of Adjustments for Gain. The manner of the adjustment is set forth in the partnership agreement. Upon our liquidation, we will allocate any net gain (or unrealized gain attributable to assets distributed in kind to the partners) as follows:

•	first, to the unitholders having negative balances in their capital accounts to the extent of and in proportion to such negative balances; and

•	second, to the unitholders, pro rata.

Manner of Adjustments for Losses. Upon our liquidation, any net loss will generally be allocated to the unitholders as follows:

•	first, to the unitholders in proportion to the positive balances in their respective capital accounts, until the capital accounts of the unitholders have been reduced to zero; and

•	second, to the unitholders, pro rata.

Adjustments to Capital Accounts. In addition, interim adjustments to capital accounts will be made at the time we issue additional partnership interests or make distributions of property. Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to the unitholders in the same manner as gain or loss is allocated upon liquidation.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. Our amended and restated partnership agreement has been filed with the Commission. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

•	distributions of our available cash are described under “Cash Distribution Policy”; and

•	rights of holders of common units are described under “Description of Our Common Units.”

In addition, allocations of taxable income and other matters are described under “Material Tax Consequences” below in this prospectus.

Purpose

Our purpose under our partnership agreement is to serve as a member of EPO, our primary operating subsidiary, and to engage in any business activities that may be engaged in by EPO or that are approved by our general partner. The limited liability company agreement of EPO provides that it may engage in any activity that was engaged in by our predecessors at the time of our initial public offering or reasonably related thereto and any other activity approved by our general partner.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, our partnership agreement.

Voting Rights

Unitholders will not have voting rights except with respect to the following matters, for which our partnership agreement requires the approval of the holders of a majority of the common units, unless otherwise indicated:

•	the merger of our partnership or a sale, exchange or other disposition of all or substantially all of our assets;

•	the removal of our general partner (requires 60% of the outstanding common units, including common units held by our general partner and its affiliates);

•	the election of a successor general partner;

•	the dissolution of our partnership or the reconstitution of our partnership upon dissolution;

•	approval of certain actions of our general partner (including the transfer by the general partner of its general partner interest under certain circumstances); and

•	certain amendments to the partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.

Under the partnership agreement, our general partner generally will be permitted to effect, without the approval of unitholders, amendments to the partnership agreement that do not adversely affect unitholders.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities that are equal in rank with or junior to our common units on terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which common units are not entitled.

Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain their percentage interests in us that existed immediately prior to the issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests in us.

Amendments to Our Partnership Agreement

Amendments to our partnership agreement may be proposed only by our general partner. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or our general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in our partnership agreement, our general partner may make amendments to our partnership agreement without the approval of our limited partners or assignees to reflect:

•	a change in our names, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners;

•	a change to qualify or continue our qualification as a limited partnership or a partnership in which our limited partners have limited liability under the laws of any state or to ensure that neither we, EPO, nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•	a change that does not adversely affect our limited partners in any material respect;

•	a change to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (ii) facilitate the trading of our limited partner interests or comply with any rule, regulation, guideline or requirement of any national securities exchange on which our limited partner interests are or will be listed for trading;

•	a change in our fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in our fiscal year or taxable year;

•	an amendment that is necessary to prevent us, or our general partner or its directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•	an amendment that is necessary or advisable in connection with the authorization or issuance of any class or series of our securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with our partnership agreement;

•	an amendment that is necessary or advisable to reflect, account for and deal with appropriately our formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity other than EPO, in connection with our conduct of activities permitted by our partnership agreement;

•	a merger or conveyance to effect a change in our legal form; or

•	any other amendments substantially similar to the foregoing.

Any amendment to our partnership agreement that would have the effect of reducing the voting percentage required to take any action must be approved by the written consent or the affirmative vote of our limited partners constituting not less than the voting requirement sought to be reduced.

No amendment to our partnership agreement may (i) enlarge the obligations of any limited partner without its consent, unless such shall have occurred as a result of an amendment approved by not less than a majority of the outstanding partnership interests of the class affected, (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, our general partner or any of its affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change the provision of our partnership agreement that provides for our dissolution (A) at the expiration of its term or (B) upon the election to dissolve us by the general partner that is approved by the holders of a majority of our outstanding common units and by “special approval” (as such term is defined under our partnership agreement), or (iv) change the term of us or, except as set forth in the provision described in clause (iii)(B) of this paragraph, give any person the right to dissolve us.

Except for certain amendments in connection with the merger or consolidation of us and except for those amendments that may be effected by the general partner without the consent of limited partners as described above, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests must be approved by the holders of not less than a majority of the outstanding partnership interests of the class so affected.

Except for those amendments that may be effected by the general partner without the consent of limited partners as described above or certain provisions in connection with our merger or consolidation, no amendment shall become effective without the approval of the holders of at least 90% of the outstanding common units unless we obtain an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.

Except for those amendments that may be effected by the general partner without the consent of limited partners as described above, the foregoing provisions described above relating to the amendment of our partnership agreement may only be amended with the approval of the holders of at least 90% of the outstanding common units.

Merger, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits the general partner, without the prior approval of a majority of our outstanding common units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of the assets of us or EPO in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination). The general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of us or EPO without the approval of a Unit Majority (as defined in our partnership agreement). Our partnership agreement generally prohibits the general partner from causing us to merge or consolidate with another entity without the approval of a majority of the members of our Audit and Conflicts Committee, at least one of which majority meets certain independence requirements (such approval constituting “special approval” under our partnership agreement).

If certain conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity.

Reimbursements to Our General Partner

Our general partner does not receive any compensation for its services as our general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating our business. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 60% of our outstanding common units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. In addition, if our general partner is removed as our general partner under circumstances where cause does not exist and common units held by our general partner and its affiliates are not voted in favor of such removal, our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units, including those held by our general partner and its affiliates.

Transfer of the General Partner Interest

While our partnership agreement limits the ability of our general partner to withdraw, it allows the general partner interest to be transferred to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of our general partner. In addition, our partnership agreement expressly permits the sale, in whole or in part, of the ownership of our general partner. Our general partner may also transfer, in whole or in part, the common units it owns.

At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in the general partner without the approval of the unitholders.

Dissolution and Liquidation

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1) the expiration of the term of our partnership agreement on December 31, 2088;

(2) the withdrawal, removal, bankruptcy or dissolution of the general partner unless a successor is elected and an opinion of counsel is received that such withdrawal (following the selection of a successor general partner) would not result in the loss of the limited liability of any limited partner or of any member of EPO or cause us or EPO to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such) and such successor is admitted to the partnership as required by our partnership agreement;

(3) an election to dissolve us by the general partner that receives “special approval” (as defined in our partnership agreement) and is approved by a majority of the holders of our common units;

(4) the entry of a decree of judicial dissolution of us pursuant to the provisions of the Delaware Act; or

(5) the sale of all or substantially all of the assets and properties of us, EPO and their subsidiaries.

Upon (a) our dissolution following the withdrawal or removal of the general partner and the failure of the partners to select a successor general partner, then within 90 days thereafter, or (b) our dissolution upon the bankruptcy or dissolution of the general partner, then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a majority of the holders of our common units may elect to reconstitute us and continue our business on the same terms and conditions set forth in our partnership agreement by forming a new limited partnership on terms identical to those set forth in our partnership agreement and having as the successor general partner a person approved by the holders of a majority of the holders of our common units. Unless such an election is made within the applicable time period as set forth above, we shall conduct only activities necessary to wind up our affairs.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, our general partner may distribute assets in kind to our partners.

Meetings; Voting

For purposes of determining the limited partners entitled to notice of or to vote at a meeting of limited partners or to give approvals without a meeting, the general partner may set a record date, which shall not be less than 10 nor more than 60 days before (i) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (ii) in the event that approvals are sought without a meeting, the date by which limited partners are requested in writing by the general partner to give such approvals.

If authorized by the general partner, any action that may be taken at a meeting of the limited partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by limited partners owning not less than the minimum percentage of the outstanding limited partner interests (including limited partner interests deemed owned by the general partner) that would be necessary to authorize or take such action at a meeting at which all the limited partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any national securities exchange on which the limited partner interests are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Special meetings of limited partners may be called by the general partner or by limited partners owning 20% or more of the outstanding limited partner interests of the class or classes for which a meeting is proposed. The holders of a majority of the outstanding limited partner interests of the class or classes for which a meeting has been called (including limited partner interests deemed owned by the general partner) represented in person or by proxy shall constitute a quorum at a meeting of limited partners of such class or classes unless any such action by the limited partners requires approval by holders of a greater percentage of such limited partner interests, in which case the quorum shall be such greater percentage.

Each holder of common units is entitled to one vote for each unit on all matters submitted to a vote of the common unitholders.

Our common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

Limited Call Right

If at any time our general partner and its affiliates own 85% or more of the issued and outstanding limited partner interests of any class, our general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by our general partner on at least 10 but not more than 60 days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in our partnership agreement) of the limited partner interests of the class as of the date three days prior to the date that notice is mailed to the limited partners as provided in the partnership agreement and (2) the highest cash price paid by our general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date our general partner mails notice of its election to purchase the units.

As of April 30, 2016 our general partner and its affiliates (excluding directors and officers except Randa Duncan Williams) owned the non-economic general partner interest in us and 685,481,428 common units representing an aggregate 32.9% of our issued and outstanding common units representing limited partner interests.

Indemnification

Section 17-108 of the Delaware Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Our partnership agreement provides that we will indemnify (i) the general partner, (ii) any departing general partner, (iii) any person who is or was an affiliate of the general partner or any departing general partner, (iv) any person who is or was a member, partner, officer director, employee, agent or trustee of the general partner or any departing general partner or any affiliate of the general partner or any departing general partner or (v) any person who is or was serving at the request of the general partner or any departing general partner or any affiliate of any such person, any affiliate of the general partner or any fiduciary or trustee of another person (each, a “Partnership Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Partnership Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnitee; provided that in each case the Partnership Indemnitee acted in good faith and in a manner that such Partnership Indemnitee reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create an assumption that the Partnership Indemnitee acted in a manner contrary to that specified above. Any indemnification under these provisions will be only out of our assets, and the general partner shall not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable it to effectuate, such indemnification. We are authorized to purchase (or to reimburse the general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with our activities, regardless of whether we would have the power to indemnify such person against such liabilities under the provisions described above.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MATERIAL TAX CONSEQUENCES

This section is a summary of the material tax considerations that may be relevant to prospective unitholders and, unless otherwise noted in the following discussion, is the opinion of Andrews Kurth LLP insofar as it describes legal conclusions with respect to matters of U.S. federal income tax law. Such statements are based on the accuracy of the representations made by us and our general partner to Andrews Kurth LLP, and statements of fact do not represent opinions of Andrews Kurth LLP. To the extent this section discusses U.S. federal income taxes, that discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, existing and proposed Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This section does not address all U.S. federal, state and local tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. To the extent that this section relates to taxation by a state, local or other jurisdiction within the United States, such discussion is intended to provide only general information. We have not sought the opinion of legal counsel regarding U.S. state, local or other taxation and, thus, any portion of the following discussion relating to such taxes does not represent the opinion of Andrews Kurth LLP or any other legal counsel. Furthermore, this section focuses on holders of our common units who are individual citizens or residents of the United States, whose functional currency is the U.S. dollar and who hold common units as capital assets (generally, property that is held as an investment). This section has limited application to corporations, partnerships (and entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts, employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult, and depend on, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from their ownership or disposition of our common units.

No ruling has been or will be requested from the Internal Revenue Service, or IRS, regarding our status as a partnership for U.S. federal income tax purposes. Accordingly, the opinions and statements made below may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our common units and the prices at which our common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by the unitholders. Furthermore, the tax treatment of us or of an investment in us may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific U.S. federal income tax issues:

•	the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Common Unit Ownership —Treatment of Short Sales”);

•	whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and

•	whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Common Unit Ownership — Section 754 Election” and “— Uniformity of Common Units”).

Partnership Status

A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his U.S. federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage and marketing of any mineral or natural resource. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of EPO as partnerships for U.S. federal income tax purposes. Instead, we will rely on the opinion of Andrews Kurth LLP on such matters. It is the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and EPO will be classified as partnerships for U.S. federal income tax purposes.

In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth LLP has relied include:

•	Neither we nor EPO has elected or will elect to be treated as a corporation; and

•	For each taxable year, more than 90% of our gross income has been and will be income that Andrews Kurth LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us except to the extent that our liabilities exceed the tax basis of our assets at that time. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, the President and members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly-traded partnerships. Additionally, the U.S. Treasury Department and the IRS have issued proposed regulations interpreting the scope of the qualifying income requirements for publicly traded partnerships by providing industry-specific guidance with respect to activities that will generate qualifying income. The proposed regulations, once issued in final form, may change interpretations of the current law relating to the characterization of income as qualifying income and could modify the amount of our gross income that we are able to treat as qualifying income for purposes of the Qualifying Income Exception. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If we were taxable for U.S. federal income tax purposes as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. If we were taxable as a corporation, losses we recognized would not flow through to our unitholders. In addition, any distribution made by us to a unitholder would be treated as (i) taxable dividend income, to the extent of current or accumulated earnings and profits, then (ii) a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, and thereafter (iii) taxable capital gain from the sale of such common units. Accordingly, taxation of us as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units. The discussion below is based on Andrews Kurth LLP’s opinion that we will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

Unitholders who are admitted as limited partners of Enterprise Products Partners L.P., as well as unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Enterprise Products Partners L.P. for U.S. federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Andrews Kurth LLP’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some U.S. federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those common units for U.S. federal income tax purposes. Please read “— Tax Consequences of Common Unit Ownership — Treatment of Short Sales.” Items of our income, gain, loss and deduction would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their tax consequences of holding common units in Enterprise Products Partners L.P. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Enterprise Products Partners L.P. for U.S. federal income tax purposes.

Tax Consequences of Common Unit Ownership

Flow-through of Taxable Income. Subject to the discussion below under “— Administrative Matters —Information Returns and Audit Procedures,” we will not pay any U.S. federal income tax. Instead, each unitholder is required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having then exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units. A unitholder’s initial tax basis in his common units will be the amount he paid for those common units plus his share of our nonrecourse liabilities. That basis generally will be increased by his share of our income and gains and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses and deductions, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have a share of our nonrecourse liabilities generally based on Book-Tax Disparity (as described in “— Allocation of Income, Gain, Loss and Deduction”) attributable to such unitholder, to the extent of such amount, and thereafter, such unitholder’s share of our profits. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his common units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased provided that such losses are otherwise allowable. Upon the taxable disposition of a common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop-loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder who has an interest in us, or can look only to the common units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Further, a unitholder’s share of our net income may be offset by any suspended passive losses from his investment in us, but may not be offset by his current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that loss will be allocated to the unitholders in accordance with their percentage interests in us. Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets, a “Book-Tax Disparity,” at the time we issue units in an offering or engage in certain other transactions. The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units in such offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of such offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to all of our unitholders immediately prior to such issuance or other transactions to account for any Book-Tax Disparity at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in such amount and manner as is needed to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate a Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales. A unitholder whose common units are loaned to a “short seller” to cover a short sale of common units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those common units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Andrews Kurth LLP has not rendered an opinion regarding the tax treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their common units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the maximum U.S. federal income tax rate for net capital gains of an individual is 20% if the asset disposed of was a capital asset held for more than 12 months at the time of disposition. However, these rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or NIIT, applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of common units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) the undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. Prospective unitholders are urged to consult with their own tax advisors as to the impact of the NIIT on an investment in our common units.

Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election applies to a person who purchases common units from a selling unitholder but does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (i) his share of our tax basis in our assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

Treasury Regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of common units even if that position is not consistent with these and any other Treasury Regulations. Please read “— Uniformity of Common Units.”

Although Andrews Kurth LLP is unable to opine as to the validity of this approach because there is no controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax

Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Common Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Common Units — Recognition of Gain or Loss.” The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the common units. If such a challenge were sustained, the gain from the sale of common units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his common units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his common units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the common units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year or years ending within or with his taxable year. In addition, a unitholder who has a taxable year different than our taxable year and who disposes of all of his common units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization. We use the tax basis of our assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The

U.S. federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to the time of an offering will be borne by our common unitholders immediately prior to the offering. Please read “— Tax Consequences of Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction.” To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some, or all, of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Common Unit Ownership — Allocation of Income, Gain, Loss and Deduction,” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs incurred in selling our common units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not be able to amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The U.S. federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of common units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the common units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of common units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in common units, on the sale or exchange of a common unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of common units held more than 12 months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a common unit and may be recognized even if there is a net taxable loss realized on the sale of a common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of common units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income each year in the case of individuals and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on the sale or exchange of units may be subject to the NIIT in certain circumstances. Please read “— Tax Consequences of Common Unit Ownership — Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of common units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional common units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although recently issued final Treasury Regulations allow publicly traded partnerships to use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, these regulations do not specifically authorize all aspects of the proration method we have adopted. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If the IRS were to successfully challenge our proration method, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to these Treasury Regulations.

A unitholder who owns common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any of his common units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of common units who purchases common units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notification, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have technically terminated our partnership for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for U.S. federal income tax purposes, but instead we would be treated as a new partnership for U.S. federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the common units. Please read “— Tax Consequences of Common Unit Ownership — Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as nonamortizable, to the extent attributable to property which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). Please read “— Tax Consequences of Common Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any common units that would not have a material adverse effect on the unitholders. Andrews Kurth LLP is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of common units might be affected, and the gain from the sale of common units might be increased without the benefit of additional deductions. We do not believe these allocations will affect any material items of income, gain, loss or deduction. Please read “—Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of common units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of the ownership of common units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN, W-8 BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures. In addition, because a foreign corporation that owns common units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling published by the IRS, a foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized on the sale or disposition of that common unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in a trade or business in the United States by virtue of the ownership of common units, under this ruling, a foreign unitholder who sells or otherwise disposes of a common unit generally will be subject to U.S. federal income tax on gain realized on the sale or other disposition of common units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a common unit if he has owned less than 5% in value of the common units during the five-year period ending on the date of the disposition and if the common units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. The IRS may audit our U.S. federal income tax information returns. Neither we nor Andrews Kurth LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the common units.

Partnerships generally are treated as separate entities for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. Adjustments to items of our income, gain, loss or deduction resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action. A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Recently enacted legislation applicable to partnership tax years beginning after 2017 alters the procedures for auditing large partnerships and for assessing and collecting taxes due (including any applicable penalties and interest) as a result of a partnership-level federal income tax audit. Under the new rules, unless we are eligible (and do) elect to issue revised Schedules K-1 to our unitholders with respect to an audited and adjusted return, the IRS may assess and collect taxes (including any applicable penalties and interest) directly from us in the year in which the audit is completed. If we are required to make payments of taxes, penalties and interest resulting from audit adjustments, our cash available for distribution to our unitholders might be substantially reduced. Pursuant to this new legislation, we will designate a person (our general partner) to act as the partnership representative who shall have the sole authority to act on behalf of the partnership with respect to dealings with the IRS under these new audit procedures.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish the following information to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) a statement regarding whether the beneficial owner is

(1)	a person that is not a United States person,

(2)	a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

(3)	a tax-exempt entity;

(c) the amount and description of common units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on common units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3,000,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common units with the information furnished to us.

Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority,” or

(2) as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us.

A substantial valuation misstatement exists if (i) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (ii) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (iii) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly our unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of six successive taxable years. Our participation in a reportable transaction could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Registration as a Tax Shelter. We registered as a “tax shelter” under the law in effect at the time of our initial public offering and were assigned a tax shelter registration number. Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The American Jobs Creation Act of 2004 repealed the tax shelter registration rules and replaced them with the reporting regime described above at “— Reportable Transactions.” The term “tax shelter” has a different meaning for this purpose than under the penalty rules described above at “— Accuracy-Related Penalties.”

State, Local, Foreign and Other Tax Considerations

In addition to U.S. federal income taxes, a unitholder likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which a unitholder is a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently own property or do business in a substantial number of states, virtually all of which impose a personal income tax and many impose an income tax on corporations and other entities. We may also own property or do business in other states in the future. Although a unitholder may not be required to file a return and pay taxes in some states because its income from that state falls below the filing and payment requirement, a unitholder will be required to file income tax returns and to pay income taxes in some or all of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Common Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, any amounts required to be withheld are not contemplated to be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and foreign as well as United States federal tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local, alternative minimum tax or foreign tax consequences of an investment in us.

INVESTMENT IN COMMON UNITS OR DEBT SECURITIES BY EMPLOYEE BENEFIT PLANS

An investment in common units or debt securities by an Employee Benefit Plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), restrictions imposed by Section 4975 of the Internal Revenue Code, and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, “Similar Laws”). For these purposes, the term “employee benefit plan” includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and individual retirement annuities or accounts (“IRAs”) established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (collectively, “Employee Benefit Plans”). Incident to making an investment in us, among other things, consideration should be given by an employee benefit plan to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any Similar Laws;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA and any other applicable Similar Laws;

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return;

•	whether the investment will result in recognition of unrelated business taxable income by the Employee Benefit Plan and, if so, the potential after-tax investment return; and

•	whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan or other arrangement that is covered by the prohibited transactions restrictions of the Internal Revenue Code, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan or arrangement.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain employee benefit plans, and Section 4975 of the Internal Revenue Code prohibits IRAs and certain other arrangements that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan or other arrangement that is covered by ERISA or the Internal Revenue Code unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Internal Revenue Code. In addition, the fiduciary of an Employee Benefit Plan (other than an IRA) that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

Governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as defined in Section 4(b)(4) of ERISA), while generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Internal Revenue Code, may nevertheless be subject to local, state or other federal or non-U.S. laws that are substantially similar to ERISA and the Internal Revenue Code. Fiduciaries of any such plans should consult with their counsel before acquiring common units or debt securities.

In addition to considering whether the purchase of common units or debt securities is a prohibited transaction, a fiduciary of an employee benefit plan or other arrangement should consider whether the plan or arrangement will, by investing in common units or debt securities, be deemed to own an undivided interest in assets of Enterprise Products Partners L.P. or in the assets of Enterprise Products Operating LLC, respectively, with the result that our general partner also would be considered to be a fiduciary of the plan and the operations of Enterprise Products Partners L.P. (or the operations of Enterprise Products Operating LLC) would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules and/or the prohibited transaction rules of the Internal Revenue Code, ERISA and any other applicable Similar Laws.

The U.S. Department of Labor regulations and Section 3(42) of ERISA provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans or other arrangements described above are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans or arrangements subject to ERISA or Section 4975 of the Code.

Our assets should not be considered plan assets under these regulations because it is expected that the investment in common units will satisfy the requirements in the first bullet point above. In addition, these regulations define an “equity interest” as an interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features and it is expected that the debt securities shall be treated as such indebtedness rather than as equity interests.

Plan fiduciaries contemplating a purchase of common units or debt securities should consult with their own counsel regarding the consequences of such purchase under ERISA and the Internal Revenue Code in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions under ERISA or the Internal Revenue Code.

The foregoing discussion is general in nature, is not intended to be all-inclusive (nor should it be construed as legal advice), and is based on laws in effect on the date of this prospectus. Such discussion should not be construed as legal advice. Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing common units or debt securities on behalf of, or with the assets of, any plan consult with their own counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and Similar Laws to such investment and whether an exemption would be applicable to the purchase of common units or debt securities.

PLAN OF DISTRIBUTION

We may sell the common units or debt securities directly, through agents, or to or through underwriters or dealers. Please read the prospectus supplement to find the terms of the common unit or debt securities offering including:

•	the names of any underwriters, dealers or agents;

•	the offering price;

•	underwriting discounts;

•	sales agents’ commissions;

•	other forms of underwriter or agent compensation;

•	discounts, concessions or commissions that underwriters may pass on to other dealers; and

•	any exchange on which the common units or debt securities are listed.

We may change the offering price, underwriter discounts or concessions, or the price to dealers when necessary. Discounts or commissions received by underwriters or agents and any profits on the resale of common units or debt securities by them may constitute underwriting discounts and commissions under the Securities Act.

Unless we state otherwise in the prospectus supplement, underwriters will need to meet certain requirements before purchasing common units or debt securities. Agents will act on a “best efforts” basis during their appointment. We will also state the net proceeds from the sale in the prospectus supplement.

Any brokers or dealers that participate in the distribution of the common units or debt securities may be “underwriters” within the meaning of the Securities Act for such sales. Profits, commissions, discounts or concessions received by such broker or dealer may be underwriting discounts and commissions under the Securities Act.

When necessary, we may fix common unit or debt securities distribution using changeable, fixed prices, market prices at the time of sale, prices related to market prices, or negotiated prices.

We may, through agreements, indemnify underwriters, dealers or agents who participate in the distribution of the common units or debt securities against certain liabilities including liabilities under the Securities Act. We may also provide funds for payments such underwriters, dealers or agents may be required to make. Underwriters, dealers and agents, and their affiliates may transact with us and our affiliates in the ordinary course of their business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the Commission under the Exchange Act (Commission File No. 1-14323). You may read and copy any materials we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the public reference room. Our filings are also available to the public at the Commission’s web site at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10002. We maintain an Internet Website at www.enterpriseproducts.com. On the Investor Relations page of that site, we provide access to our Commission filings free of charge as soon as reasonably practicable after filing with the Commission. The information on our Internet Website is not incorporated in this prospectus by reference and you should not consider it a part of this prospectus.

INCORPORATION BY REFERENCE

The Commission allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

•	Current Reports on Form 8-K filed with the Commission on January 4, 2016, January 6, 2016, January 28, 2016, February 26, 2016, February 29, 2016, April 4, 2016, April 8, 2016, April 13, 2016, April 28, 2016 and May 12, 2016; and

•	The description of our common units contained in our registration statement on Form 8-A/A filed on November 23, 2010, and including any other amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus has been delivered, a copy of any and all of our filings with the Commission. You may request a copy of these filings by writing or telephoning us at:

Enterprise Products Partners L.P.

1100 Louisiana, 10th Floor

Houston, Texas 77002

Attention: Investor Relations

Telephone: (713) 381-6500

FORWARD-LOOKING STATEMENTS

This prospectus and some of the documents we incorporate by reference herein contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus or the documents we have incorporated herein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “seek,” “goal,” “estimate,” “forecast,” “intend,” “could,” “should,” “would,” “will,” “believe,” “may,” “potential” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct.

Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. The quarterly cash distributions paid by Enterprise to its unitholders are derived from the cash distributions it receives from EPO. The amount of cash EPO can distribute depends primarily upon cash flow generated by its consolidated operations. Among the key risk factors that may have a direct bearing on our financial condition, results of operations and cash flows are:

•	changes in demand for and production of natural gas, NGLs, crude oil, petrochemicals and refined products; particularly, a decrease in demand for NGL products by the petrochemical, refining or heating industries;

•	competition from third parties in our midstream energy businesses;

•	our debt level may limit our future financial flexibility;

•	operating cash flows from our capital projects may not be immediate;

•	a natural disaster, catastrophe, terrorist attack or similar event could result in severe personal injury, property damage and environmental damage, which could curtail our operations;

•	interruptions in service and fluctuations in rates of third party pipelines that affect our assets;

•	the imposition of additional governmental regulations that cause delays or deter new oil and gas exploration and production activities and thus reduce the level of volumes that we process, store, transport or otherwise handle;

•	environmental liabilities or events that are not covered by an indemnity or insurance;

•	new environmental regulations that limit our operations or significantly increase our operating costs;

•	changes in the tax treatment of publicly traded partnerships;

•	the impact of current and future laws, rulings and governmental regulations; and

•	general, economic, market or business conditions.

We may also incur credit and price risk to the extent counterparties do not fulfill their obligations to us in connection with our marketing of natural gas, NGLs, propylene, refined products and/or crude oil and long-term take-or-pay agreements. The quarterly cash distributions paid by Enterprise to its unitholders are derived from the cash distributions it receives from EPO. The amount of cash EPO can distribute depends primarily upon cash flow generated by its consolidated operations.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus, any prospectus supplement and in the documents incorporated by reference thereby.

LEGAL MATTERS

Andrews Kurth LLP, our counsel, will issue an opinion for us about the legality of the common units and debt securities and the material federal income tax considerations regarding the common units. Any underwriter will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements incorporated into this Prospectus by reference from Enterprise Products Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Enterprise Products Partners L.P. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Enterprise Products Operating LLC

$700,000,000 5.375% Junior Subordinated Notes F due 2078

Unconditionally Guaranteed on a Subordinated Basis by

Enterprise Products Partners L.P.

Prospectus Supplement

February 1, 2018

Joint Book-Running Managers

J.P. Morgan
BofA Merrill Lynch
Deutsche Bank Securities
Scotiabank
DNB Markets
Morgan Stanley
SOCIETE GENERALE
TD Securities

Senior Co-Manager

BBVA

Co-Managers

Barclays	Citigroup	Credit Suisse	Mizuho Securities

MUFG	RBC Capital Markets	SMBC Nikko

SunTrust Robinson Humphrey	US Bancorp	Wells Fargo Securities